Exhibit 99.1

COTT CORPORATION

ITEM 9A.	CONTROLS AND PROCEDURES

Disclosure Controls and Procedures

The Company’s management, under the supervision and with the participation of the Company’s Chief Executive Officer and Chief Financial Officer, carried out an evaluation of the effectiveness of the design and operation of the Company’s disclosure controls and procedures as of January 3, 2015 (the “Evaluation”). Based upon the Evaluation, the Company’s Chief Executive Officer and Chief Financial Officer concluded that Company’s disclosure controls and procedures (as defined in Rule 13a-15(e) of the Securities Exchange Act of 1934) are effective.

Management’s Report on Internal Control Over Financial Reporting

The Company’s management is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Exchange Act Rules 13a-15(f) and 15d-15(f). Management evaluates the effectiveness of the Company’s internal control over financial reporting using the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control—Integrated Framework (2013). Management, under the supervision and with the participation of the Company’s Chief Executive Officer and Chief Financial Officer, assessed the effectiveness of the Company’s internal control over financial reporting as of January 3, 2015, and concluded that it was effective as of January 3, 2015.

The effectiveness of the Company’s internal control over financial reporting as of January 3, 2015 has been audited by PricewaterhouseCoopers LLP, the Company’s independent registered certified public accounting firm, who also audited the Company’s consolidated financial statements included in this Annual Report on Form 10-K, as stated in their report which appears herein.

Aimia Acquisition: As permitted by SEC staff interpretive guidance for newly acquired businesses, management has excluded the Aimia business from its assessment of internal control over financial reporting as of January 3, 2015 because it consummated the Aimia Acquisition in May 2014. Aimia’s total assets and total revenues represent 5.3% and 3.0%, respectively, of the Company’s consolidated financial statement amounts as of and for the year ended January 3, 2015.

DSS Acquisition: As permitted by SEC staff interpretive guidance for newly acquired businesses, management has excluded the DSS business from its assessment of internal control over financial reporting as of January 3, 2015 because it consummated the DSS Acquisition in December 2014. DSS’s total assets and total revenues represent 50.6% and 1.4%, respectively, of the Company’s consolidated financial statement amounts as of and for the year ended January 3, 2015.

Changes in Internal Control Over Financial Reporting

There was no change in our internal control over financial reporting during the quarter ended January 3, 2015 that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

Report of Independent Registered Certified Public Accounting Firm

To the Board of Directors and Shareholders of Cott Corporation:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statement of income and comprehensive income, of shareholders’ equity, and of cash flows present fairly, in all material respects, the financial position of Cott Corporation and its subsidiaries at January 3, 2015 and December 28, 2013, and the results of their operations and their cash flows for each of the three years in the period ended January 3, 2015 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of January 3, 2015, based on criteria established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements, the financial statement schedule, and for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control over Financial Reporting appearing under Item 9A. Our responsibility is to express opinions on these financial statements, the financial statement schedule and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

As described in Management’s Report on Internal Control Over Financial Reporting appearing under Item 9A, management has excluded Aimia Foods Holdings Limited (“Aimia”) and DSS Group, Inc. (“DSS Group”) from its assessment of internal control over financial reporting as of January 3, 2015 because the companies were acquired in May 2014 and December 2014 respectively. We have also excluded Aimia and DSS Group from our audit of internal control over financial reporting. Aimia is a wholly owned subsidiary whose total assets and total revenues represent 5.3% and 3.0%, respectively, of the related consolidated financial statement amounts as of and for the year ended January 3, 2015. DSS Group is a wholly owned subsidiary whose total assets and total revenues represent 50.6% and 1.4%, respectively, of the related consolidated financial statement amounts as of and for the year ended January 3, 2015.

Tampa, Florida

March 4, 2015, except with respect to our opinion on the consolidated financial statements insofar as it relates to the guarantor footnote described in Note 24, as to which the date is May 11, 2015

COTT CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions of U.S. dollars except share and per share amounts)

	For the Year Ended
	January 3,	December 28,	December 29,
	2015	2013	2012
Revenue, net	$2,102.8	$2,094.0	$2,250.6
Cost of sales	1,826.3	1,818.6	1,937.9

Gross profit	276.5	275.4	312.7
Selling, general and administrative expenses	255.0	183.4	200.8
Loss on disposal of property, plant & equipment	1.7	1.8	1.8
Restructuring and asset impairments
Restructuring	2.4	2.0	—
Asset impairments	1.7	—	—

Operating income	15.7	88.2	110.1
Contingent consideration earn-out adjustment	—	—	0.6
Other expense (income), net	21.0	12.8	(2.0)
Interest expense, net	39.7	51.6	54.2

(Loss) income before income taxes	(45.0)	23.8	57.3
Income tax (benefit) expense	(61.4)	1.8	4.6

Net income	$16.4	$22.0	$52.7
Less: Net income attributable to non-controlling interests	5.6	5.0	4.5
Less: Accumulated dividends on convertible preferred shares	0.6	—	—
Less: Accumulated dividends on non-convertible preferred shares	0.2	—	—

Net income attributed to Cott Corporation	$10.0	$17.0	$48.2

Net income per common share attributed to Cott Corporation
Basic	$0.11	$0.18	$0.51
Diluted	0.10	0.18	0.50
Weighted average outstanding shares (thousands) attributed to Cott Corporation
Basic	93,777	94,750	94,553
Diluted	95,900	95,633	94,775
Dividends declared per common share	$0.24	$0.24	$0.06

The accompanying notes are an integral part of these consolidated financial statements.

COTT CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME

(in millions of U.S. dollars)

	For the Year Ended
	January 3,	December 28,	December 29,
	2015	2013	2012
Net income	$16.4	$22.0	$52.7
Other comprehensive (loss) income:
Currency translation adjustment	(29.9)	(5.1)	10.7
Pension benefit plan, net of tax [1]	(4.0)	0.7	1.4

Total other comprehensive (loss) income	(33.9)	(4.4)	12.1

Comprehensive (loss) income	$(17.5)	$17.6	$64.8
Less: Comprehensive income attributable to non-controlling interests	5.9	5.0	4.3

Comprehensive (loss) income attributed to Cott Corporation	$(23.4)	$12.6	$60.5

1.	Net of the effect of a $0.4 million tax benefit, $0.3 million tax expense and $1.1 million tax expense for the years ended January 3, 2015, December 28, 2013 and December 29, 2012, respectively.

The accompanying notes are an integral part of these consolidated financial statements.

COTT CORPORATION

CONSOLIDATED BALANCE SHEETS

(in millions of U.S. dollars, except share amounts)

	January 3,	December 28,
	2015	2013
ASSETS
Current assets
Cash & cash equivalents	$86.2	$47.2
Accounts receivable, net of allowance of $6.5 ($5.8 as of December 28, 2013)	305.7	203.3
Income taxes recoverable	1.6	1.1
Inventories	271.3	233.1
Prepaid expenses and other current assets	59.3	19.3

Total current assets	724.1	504.0
Property, plant & equipment, net	855.6	480.5
Goodwill	743.6	139.2
Intangibles and other assets, net	781.7	296.2
Deferred income taxes	2.5	3.6
Other tax receivable	0.2	0.2

Total assets	$3,107.7	$1,423.7

LIABILITIES, PREFERRED SHARES AND EQUITY
Current liabilities
Short-term borrowings	$229.0	$50.8
Current maturities of long-term debt	4.0	3.9
Accounts payable and accrued liabilities	420.3	297.7

Total current liabilities	653.3	352.4
Long-term debt	1,565.0	403.5
Deferred income taxes	119.9	41.1
Other long-term liabilities	71.8	22.3

Total liabilities	2,410.0	819.3
Commitments and contingencies - Note 19
Convertible preferred shares, $1,000 stated value, 116,054 shares issued	116.1	—
Non-convertible preferred shares, $1,000 stated value, 32,711 shares issued	32.7	—
Equity
Capital stock, no par - 93,072,850 (December 28, 2013 - 94,238,190) shares issued	388.3	392.8
Additional paid-in-capital	46.6	44.1
Retained earnings	158.1	174.8
Accumulated other comprehensive loss	(51.0)	(16.8)

Total Cott Corporation equity	542.0	594.9
Non-controlling interests	6.9	9.5

Total equity	548.9	604.4

Total liabilities, preferred shares and equity	$3,107.7	$1,423.7

Approved by the Board of Directors:

/s/ Graham Savage

Director

The accompanying notes are an integral part of these consolidated financial statements.

COTT CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions of U.S. dollars)

	For the Year Ended
	January 3,	December 28,	December 29,
	2015	2013	2012
Operating Activities
Net income	$16.4	$22.0	$52.7
Depreciation & amortization	110.7	100.6	97.3
Amortization of financing fees	2.5	2.8	3.7
Amortization of bond premium	(0.4)	—	—
Share-based compensation expense	5.8	4.0	4.9
(Decrease) increase in deferred income taxes	(65.8)	0.5	3.8
Write-off of financing fees and discount	4.1	4.0	—
Gain on bargain purchase	—	—	(0.9)
Loss on disposal of property, plant & equipment	1.7	1.8	1.8
Asset impairments	1.7	—	—
Other non-cash items	0.3	0.9	(0.4)
Change in operating assets and liabilities, net of acquisitions:
Accounts receivable	1.5	13.9	15.0
Inventories	12.9	(1.0)	(12.1)
Prepaid expenses and other current assets	(25.2)	(1.3)	(0.3)
Other assets	1.7	6.1	0.9
Accounts payable and accrued liabilities, and other liabilities	(6.8)	(1.1)	(2.2)
Income taxes recoverable	(4.4)	1.7	8.8

Net cash provided by operating activities	56.7	154.9	173.0

Investing Activities
Acquisitions, net of cash received	(798.5)	(11.2)	(9.7)
Additions to property, plant & equipment	(46.7)	(55.3)	(69.7)
Additions to intangibles and other assets	(6.9)	(5.9)	(5.2)
Proceeds from sale of property, plant & equipment	1.8	0.2	2.3
Proceeds from insurance recoveries	—	0.6	1.9

Net cash used in investing activities	(850.3)	(71.6)	(80.4)

Financing Activities
Payments of long-term debt	(393.6)	(220.8)	(3.3)
Issuance of long-term debt	1,150.0	—	—
Borrowings under ABL	959.0	131.9	24.5
Payments under ABL	(779.6)	(82.1)	(24.5)
Distributions to non-controlling interests	(8.5)	(6.6)	(5.6)
Financing fees	(24.0)	(0.8)	(1.2)
Common shares repurchased and cancelled	(12.1)	(13.0)	(0.3)
Dividends paid to common and preferred shareholders	(22.8)	(21.9)	(5.8)
Payment of deferred consideration for acquisitions	(32.4)	—	—
Other financing activities	(0.3)	—	—

Net cash provided by (used in) financing activities	835.7	(213.3)	(16.2)

Effect of exchange rate changes on cash	(3.1)	(2.2)	2.1

Net increase (decrease) in cash & cash equivalents	39.0	(132.2)	78.5
Cash & cash equivalents, beginning of period	47.2	179.4	100.9

Cash & cash equivalents, end of period	$86.2	$47.2	$179.4

Supplemental Non-cash Investing and Financing Activities:
Capital lease additions	$—	$1.3	$1.0
Common stock repurchased through accrued expenses	—	—	2.9
Deferred consideration for business acquisitions	19.0	5.1	—
Financing fees	1.5	1.2	—
Preferred Shares issued as consideration for DSS Acquisition	148.8	—	—
Supplemental Disclosures of Cash Flow Information:
Cash paid for interest	$45.5	$50.9	$51.0
Cash paid (received) for income taxes, net	2.5	0.1	(7.7)

The accompanying notes are an integral part of these consolidated financial statements.

COTT CORPORATION

CONSOLIDATED STATEMENTS OF EQUITY

(in millions of U.S. dollars, except share amounts)

	Cott Corporation Equity
	Number of	Number of					Accumulated
	Common	Treasury			Additional	Retained	Other	Non-
	Shares	Shares	Common	Treasury	Paid-in-	Earnings	Comprehensive	Controlling	Total
	(In thousands)	(In thousands)	Shares	Shares	Capital	(Deficit)	(Loss) Income	Interests	Equity
Balance at December 31, 2011	95,101	674	$395.9	$(2.1)	$42.6	$142.2	$(24.7)	$12.4	$566.3
Common shares issued - Director
Share Awards	96	—	—	—	0.7	—	—	—	0.7
Common shares repurchased and cancelled	(392)	—	(3.1)	—	—	(0.1)	—	—	(3.2)
Treasury shares issued - Time- based RSUs	—	(674)	—	2.1	(2.1)	—	—	—	—
Common shares issued - Time- based RSUs	566	—	5.0	—	(5.0)	—	—	—	—
Share-based compensation	—	—	—	—	4.2	—	—	—	4.2
Dividend payment	—	—	—	—	—	(5.8)	—	—	(5.8)
Distributions to non-controlling interests	—	—	—	—	—	—	—	(5.6)	(5.6)
Comprehensive income (loss)
Currency translation adjustment	—	—	—	—	—	—	10.9	(0.2)	10.7
Pension benefit plan, net of tax	—	—	—	—	—	—	1.4	—	1.4
Net income	—	—	—	—	—	48.2	—	4.5	52.7

Balance at December 29, 2012	95,371	—	$397.8	$—	$40.4	$184.5	$(12.4)	$11.1	$621.4

Common shares issued - Director
Share Awards	87	—	—	—	0.8	—	—	—	0.8
Common shares repurchased and cancelled	(1,251)	—	(5.3)	—	—	(4.8)	—	—	(10.1)
Common shares issued - Time- based RSUs	31	—	0.3	—	(0.3)	—	—	—	—
Share-based compensation	—	—	—	—	3.2	—	—	—	3.2
Dividend payment	—	—	—	—	—	(21.9)	—	—	(21.9)
Distributions to non-controlling interests	—	—	—	—	—	—	—	(6.6)	(6.6)
Comprehensive income (loss)
Currency translation adjustment	—	—	—	—	—	—	(5.1)	—	(5.1)
Pension benefit plan, net of tax	—	—	—	—	—	—	0.7	—	0.7
Net income	—	—	—	—	—	17.0	—	5.0	22.0

Balance at December 28, 2013	94,238	—	$392.8	$—	$44.1	$174.8	$(16.8)	$9.5	$604.4

Common shares issued - Director
Share Awards	112	—	—	—	0.8	—	—	—	0.8
Common shares repurchased and cancelled	(1,744)	—	(7.8)	—	—	(4.3)	—	—	(12.1)
Common shares issued - Time- based RSUs	467	—	3.3	—	(3.3)	—	—	—	—
Share-based compensation	—	—	—	—	5.0	—	—	—	5.0
Dividend payment	—	—	—	—	—	(22.0)	—	—	(22.0)
Distributions to non-controlling interests	—	—	—	—	—	—	—	(8.5)	(8.5)
Preferred shares issuance costs	—	—	—	—	—	(0.4)	—	—	(0.4)
Comprehensive income (loss)
Currency translation adjustment	—	—	—	—	—	—	(30.2)	0.3	(29.9)
Pension benefit plan, net of tax	—	—	—	—	—	—	(4.0)	—	(4.0)
Preferred shares dividend	—	—	—	—	—	(0.8)	—	—	(0.8)
Net income	—	—	—	—	—	10.8	—	5.6	16.4

Balance at January 3, 2015	93,073	—	$388.3	$—	$46.6	$158.1	$(51.0)	$6.9	$548.9

The accompanying notes are an integral part of these consolidated financial statements.

Notes to Consolidated Financial Statements

Description of Business

Cott Corporation, together with its consolidated subsidiaries (“Cott,” “the Company,” “our Company,” “Cott Corporation,” “we,” “us,” or “our”), is one of the world’s largest producers of beverages on behalf of retailers, brand owners and distributors. Our product lines include carbonated soft drinks (“CSDs”), 100% shelf stable juice and juice-based products, clear, still and sparkling flavored waters, energy drinks and shots, sports products, new age beverages, ready-to-drink teas and alcoholic beverages, beverage concentrates, liquid enhancers and freezables, as well as hot chocolate, coffee, malt drinks, creamers/whiteners and cereals.

On December 12, 2014, we completed the acquisition by merger of DSS Group, Inc. (“DSS Group”), parent company to DS Services of America, Inc. and its subsidiaries (collectively “DSS”), a leading bottled water and coffee direct-to-consumer services provider in the United States (the “DSS Acquisition”). The DSS Acquisition was consummated pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) dated November 6, 2014. Aggregate consideration was approximately $1.246 billion. The DSS Acquisition extended our beverage portfolio into new and growing markets, including home and office bottled water delivery services (“HOD”), office coffee services (“OCS”) and filtration services, while creating revenue and cost synergies as well as portfolio expansion.

Note 1—Summary of Significant Accounting Policies

Basis of presentation

These consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) using the U.S. dollar as the reporting currency, as the majority of our business and the majority of our shareowners are in the United States.

For the year ended January 3, 2015, we had 53 weeks of activity, compared to 52 weeks of activity for the years ended December 28, 2013 and December 29, 2012. We estimate the additional week contributed $29.1 million of additional revenue and $1.1 million of additional operating income for the year ended January 3, 2015.

At the beginning of 2014, our business operated through three reporting segments: North America, United Kingdom (“U.K.”), and All Other (which includes our Mexico operating segment, our Royal Crown International (“RCI”) operating segment and other miscellaneous expenses) (“All Other”). Our corporate oversight function (“Corporate”) is not treated as a segment; it includes certain general and administrative costs that are not allocated to any of the reporting segments. During the fourth quarter of 2013, management reviewed our reporting segments and determined to combine our Mexico and RCI reporting segments with the segment previously classified as All Other into one segment classified as All Other. Prior year information has been updated to reflect the change in our reporting segments. In December 2014, we added a fourth reporting segment, DSS, in connection with the DSS Acquisition.

Certain prior year amounts have been reclassified for consistency with the current year presentation. These reclassifications had no effect on the reported results of operations. For the year ended January 3, 2015, the Company concluded that it was appropriate to reclassify the amortization of customer list intangible assets to selling, general and administrative expenses. Previously, such amortization had been classified as cost of sales. Accordingly, the Company has revised the classification to report these expenses under selling, general and administrative expenses in the Consolidated Statement of Operations for the years ended December 28, 2013 and December 29, 2012. The impact of the reclassification to selling, general and administrative expenses from cost of sales as presented in the Consolidated Statement of Operations for the years ended December 28, 2013 and December 29, 2012 is shown in the table below:

	For the Year Ended
(in millions of U.S. dollars)	December 28, 2013	December 29, 2012
Decrease to cost of sales	$(22.7)	$(22.8)
Increase to selling, general and administrative expenses	$22.7	$22.8

This change in classification did not affect net income attributable to Cott Corporation as previously reported in the Consolidated Statements of Operations for any periods presented.

Basis of consolidation

The financial statements consolidate our accounts, our wholly-owned and majority-owned subsidiaries and joint ventures that we control. All intercompany transactions and accounts have been eliminated in consolidation.

Estimates

The preparation of these consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the amount of revenue and expenses during the reporting period. Actual results could differ from those estimates. The consolidated financial statements include estimates and assumptions that, in the opinion of management, were significant to the underlying amounts representing the future valuation of intangible assets, long-lived assets and goodwill, accounting for share-based compensation, realization of deferred income tax assets and the resolution of tax contingencies.

Revenue recognition

We recognize revenue, net of sales returns, when ownership passes to customers for products manufactured in our own plants and/or by third parties on our behalf, and when prices to our customers are fixed and collection is reasonably assured. This may be upon shipment of goods or upon delivery to the customer, depending on contractual terms. Shipping and handling costs paid by the customer to us are included in revenue. Although we accept returns of products from our customers occasionally, historically returns have not been material.

With regards to DSS, the Company recognizes rental income on filtration, brewers and dispensing equipment at customer locations based on the terms of the related rental agreements, which are generally measured based on 28-day periods. Amounts billed to customers for rental in future periods are deferred and included in accounts payable and accrued liabilities on the Consolidated Balance Sheets.

Sales incentives

We participate in various incentive programs with our customers, including volume-based incentives, contractual rebates and promotional allowances. Volume incentives are based on our customers achieving volume targets for a period of time. Volume incentives and contractual rebates are deducted from revenue and accrued as the incentives are earned and are based on management’s estimate of the total the customer is expected to earn and claim. Promotional allowances are accrued at time of revenue recognition and deducted from revenue based on either the volume shipped or the volume sold at the retailer location, depending on the terms of the allowance. We regularly review customer sales forecasts to ensure volume targets will be met and adjust incentive accruals and revenues accordingly.

Cost of sales

We record costs associated with the manufacturing of our products in costs of sales. Shipping and handling costs incurred to store, prepare and move products between production facilities or from production facilities to branch locations or storage facilities are recorded in cost of sales. Costs incurred in shipment of products from our production facilities to customer locations are also reflected in cost of sales, with the exception of shipping and handling costs incurred to deliver products from DSS branch locations to the end-user consumer of those products. Finished goods inventory costs include the cost of direct labor and materials and the applicable share of overhead expense chargeable to production.

Selling, general and administrative expenses

We record all other expenses not charged to production as selling, general and administrative expenses. Costs incurred to deliver products from DSS branch locations to the end-user consumer are considered a selling expense and are included within selling, general and administrative expenses. Advertising costs are expensed at the commencement of an advertising campaign and are recognized as a component of selling, general and administrative expenses. Advertising costs are not significant to any reporting segment other than DSS. Advertising costs expensed by DSS for the period from acquisition to January 3, 2015 were approximately $0.4 million.

Share-based compensation

Share-based compensation expense for all share-based compensation awards is based on the grant-date fair value. We recognized these compensation costs net of a forfeiture rate on a straight-line basis over the requisite service period of the award, which is generally the vesting term of three years. No estimated forfeitures were included in the calculation of share-based compensation for the 2014, 2013 and 2012 share-based awards.

Additional paid-in capital is adjusted by the tax impact related to the difference between the amount deducted for tax purposes and the compensation cost for accounting purposes. Where the tax deduction exceeds book compensation cost, an increase in additional paid-in capital is recorded. Where the tax deduction is less than book compensation cost, a reduction in additional paid-in capital is recorded to the extent there is an accumulated balance or charged to income tax expense if a shortfall remains after the accumulated additional paid-in capital is brought to zero.

Cash and cash equivalents

Cash and cash equivalents include all highly liquid investments with original maturities not exceeding three months at the time of purchase. The fair values of our cash and cash equivalents approximate the amounts shown on our Consolidated Balance Sheets due to their short-term nature.

Allowance for doubtful accounts

A portion of our accounts receivable is not expected to be collected due to non-payment, bankruptcies and deductions. Our accounting policy for the allowance for doubtful accounts requires us to reserve an amount based on the evaluation of the aging of accounts receivable, detailed analysis of high-risk customers’ accounts, and the overall market and economic conditions of our customers. This evaluation considers the customer demographic, such as supermarket retailers as compared to small business or individual consumers. We consider our accounts receivable delinquent or past due based on payment terms established with each customer. Accounts receivable are written off when the account is determined to be uncollectible.

Inventories

Inventories are stated at the lower of cost, determined on the first-in, first-out method, or net realizable value. Returnable bottles are valued at the lower of cost, deposit value or net realizable value. Finished goods and work-in-process include the cost of raw materials, direct labor and manufacturing overhead costs. As a result, we use an inventory reserve to adjust our costs down to a net realizable value and to reserve for estimated obsolescence of both raw materials and finished goods.

Customer deposits

The Company generally collects deposits on three- and five-gallon bottles used by its DSS customers. Such deposits are refunded only after customers return such bottles in satisfactory condition. The associated bottle deposit liability is estimated based on the number of water customers, average consumption and return rates and bottle deposit market rates. The Company analyzes these assumptions and adjusts as necessary.

Property, plant and equipment

Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is allocated between cost of sales and selling, general and administration expenses and is determined using the straight-line method over the estimated useful lives of the assets.

Leasehold improvements are amortized using the straight-line method over the remaining life of the lease or useful life, whichever is shorter. Maintenance and repairs are charged to operating expense when incurred.

Goodwill and indefinite life intangible assets

Goodwill represents the excess purchase price of acquired businesses over the fair value of the net assets acquired. Goodwill is not amortized, but instead is tested for impairment at least annually. A company may assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount, including goodwill. Alternatively, a company may bypass the qualitative assessment and perform the first step of the goodwill impairment test which compares the book value of a reporting unit, including goodwill, with its fair value. If the book value of a reporting unit exceeds its fair value, we complete the second step to determine the amount of goodwill impairment loss that we should record, if any. In the second step, we determine an implied fair value of the reporting unit’s goodwill by allocating the fair value of the reporting unit to all of the assets and liabilities other than goodwill (including any unrecognized intangible assets). The amount of impairment loss is equal to the excess of the book value of the goodwill over the implied fair value of that goodwill, and any impairment loss would be recognized in our results of operations.

The following table summarizes our goodwill on a reporting segment basis as of January 3, 2015 and December 28, 2013:

(in millions of U.S. dollars)	January 3, 2015	December 28, 2013
North America
Balance at beginning of year	$125.9	$127.7
Goodwill acquired during the year	—	—
Foreign exchange	(2.2)	(1.8)

Balance at end of year	$123.7	$125.9

DSS
Balance at beginning of year	$—	$—
Goodwill acquired during the year	556.9	—
Foreign exchange	—	—

Balance at end of year	$556.9	$—

U.K.
Balance at beginning of year	$8.8	$—
Goodwill acquired during the year	54.5	8.5
Foreign exchange	(4.8)	0.3

Balance at end of year	$58.5	$8.8

All Other
Balance at beginning of year	$4.5	$4.5
Goodwill acquired during the year	—	—
Foreign exchange	—	—

Balance at end of year	$4.5	$4.5

Total
Balance at beginning of year	$139.2	$132.2
Goodwill acquired during the year	611.4	8.5
Foreign exchange	(7.0)	(1.5)

Balance at end of year	$743.6	$139.2

We test goodwill for impairment at least annually in the fourth quarter, based on our reporting unit carrying values as of the end of the third quarter, or more frequently if we determine a triggering event has occurred during the year. Any impairment loss is recognized in our results of operations. We evaluate goodwill for impairment on a reporting unit basis. Reporting units are operations for which discrete financial information is available and are at or one level below our operating segments. For the purpose of testing goodwill for impairment, our reporting units are North America, Calypso Soft Drinks, Aimia, and RCI. Calypso Soft Drinks and Aimia are reporting units included in our U.K. reporting segment. Calypso Soft Drinks was acquired in June of 2013 and Aimia was acquired in May of 2014 (see Note 3 to the Consolidated Financial Statements). The RCI reporting unit is included in the All Other reporting segment. We had goodwill of $186.7 million on our balance sheet at January 3, 2015, which represents amounts for the North America, Calypso Soft Drinks, Aimia and RCI reporting units. DSS will be tested for impairment beginning in 2015 as no triggering events were noted from the time of the DSS Acquisition on December 12, 2014 through January 3, 2015. The Company has completed its analysis and determined DSS will be a single reporting unit for purpose of testing goodwill for impairment. We had goodwill of $556.9 million on our balance sheet at January 3, 2015 as a result of the DSS Acquisition.

For the North America reporting unit, no impairment was recognized for any years presented. We elected to bypass the qualitative impairment assessment for North America in all years presented due to the overall declines in the CSD market in recent years. Based on our quantitative assessments performed to estimate the fair value of the North America reporting unit, the estimated fair values significantly exceeded the reporting unit carrying values as of the date the impairment tests were completed.

For the Calypso Soft Drinks reporting unit, no impairment was recognized for any years presented. We performed a qualitative impairment assessment for the Calypso Soft Drinks reporting unit in 2013, due to the acquisition being recently completed in June 2013. Based on that qualitative assessment it was determined more likely than not that the estimated reporting unit fair value exceeded its carrying value. We elected to bypass the qualitative impairment assessment for the

Calypso Soft Drinks reporting unit in 2014, due to the length of time passed since the acquisition date for which estimated fair value assumptions had not been updated. Based on the quantitative assessment performed in 2014 to estimate the fair value of the Calypso Soft Drinks reporting unit, the estimated fair values significantly exceeded the reporting unit carrying value as of the date the impairment test was completed.

For the RCI reporting unit, no impairment was recognized for any years presented. Based on our qualitative impairment assessments it was determined more likely than not that the estimated reporting unit fair value exceeded its carrying value. We elected to perform a qualitative assessment for the RCI reporting unit as the reporting unit’s only significant asset is the Rights (as defined below). The fair value of that intangible asset is estimated on an annual basis and based on our estimates the fair value significantly exceeded its carrying value in all periods presented.

For the Aimia reporting unit, no impairment was recognized for the year ended January 3, 2015. We performed a qualitative impairment assessment for the Aimia reporting unit in 2014, due to the acquisition being recently completed in May of 2014. Based on our qualitative impairment assessment it was determined more likely than not that the estimated reporting unit fair value exceeded its carrying value.

For our reporting units tested for impairment using a qualitative approach, the factors we assessed included macroeconomic conditions, industry and market conditions, cost factors that would have a negative effect on earnings and cash flows, overall financial performance compared with forecasts projections in prior periods, and other relevant reporting unit events. All of these factors are subjective and the qualitative analysis requires significant management judgement.

For our reporting units tested for impairment using a quantitative approach, we utilize a mix of the income approach (which is based on the estimated future after-tax discounted cash flows of the reporting unit) and the public company approach. We believe using a combination of the two approaches provides a more accurate valuation because it incorporates the expected cash generation of the reporting unit in addition to how a third party market participant would value the reporting unit, typically based on a multiple of earnings before interest expenses, income taxes, depreciation and amortization charges. Under the income approach, the business is assumed to continue in perpetuity and the discounted future cash flow includes a terminal value. The terminal value is calculated using a long-term growth assumption to reflect a long-term view of the market (including expected declines in demand for CSDs), projected changes in the sale of our products, pricing of such products and operating profit margins. The discount rate used in the income approach is derived by calculating a cost of equity rate by first using a risk-free rate based on 20-year treasury bonds and adding an equity risk premium adjusted for the size of the reporting unit, and further adjusted if necessary for company specific risk factors. Company specific risk factors could include forecasted revenues in excess of overall market or industry expectations from the viewpoint of a market participant. An after-tax cost of debt rate is calculated by applying the incremental tax rate in the relevant tax jurisdiction to the reporting unit to the pre-tax cost of debt capital for Baaa rated bonds. Both the calculated cost of equity and the after-tax cost of debt are used to calculate a weighted average cost of capital upon which the discount rate is based. The quantitative analysis requires the use of assumptions which are subjective and some of which are subject to significant management judgement, including forecasted revenues and cost assumptions that drive forecasted after-tax cash flows, and the selected discount rate.

Intangible and other assets

As of January 3, 2015, our intangible assets subject to amortization and other assets, net of accumulated amortization were $553.6 million, consisting principally of $471.6 million of customer relationships that arose from acquisitions, $28.9 million of financing costs, $27.6 million of information technology assets, and $6.6 million of trademarks. Customer relationships are typically amortized on an accelerated straight-line basis for the period over which we expect to receive the economic benefits. With the DSS Acquisition, the acquired customer relationships are amortized over the expected remaining useful life of those relationships on a basis that reflects the pattern of realization of the estimated undiscounted after-tax cash flows. We review the estimated useful life of these intangible assets annually, taking into consideration the specific net cash flows related to the intangible asset, unless a review is required more frequently due to a triggering event such as the loss of a significant customer. The permanent loss of, or significant decline in sales to any customer included in the intangible asset would result in either an impairment in the value of the intangible asset or an accelerated amortization of any remaining value and could lead to an impairment of fixed assets that were used to service that customer. In 2014 we recorded $76.5 million of customer relationships acquired in connection with the Aimia Acquisition and $219.8 million of customer relationships acquired in connection with the DSS Acquisition. In 2013 we recorded $10.7 million of customer relationships acquired in connection with the Calypso Soft Drinks Acquisition. We did not record impairment charges for other intangible assets in 2014, 2013 or 2012.

Our intangible assets with indefinite lives relate to the 2001 acquisition of intellectual property from Royal Crown Company, Inc., including the right to manufacture our concentrates, with all related inventions, processes, technologies, technical and manufacturing information, know-how and the use of the Royal Crown brand outside of North America and Mexico (the “Rights”), and trademarks acquired in the DSS Acquisition (the “DSS Trademarks”). These assets have a net book value of $228.1 million. Prior to 2001, we paid a volume based royalty to the Royal Crown Company for purchase of concentrates. There are no legal, regulatory, contractual, competitive, economic, or other factors that limit the useful life of this intangible.

The life of the Rights and DSS Trademarks are considered to be indefinite and therefore not amortized, but instead are tested for impairment at least annually or more frequently if we determine a triggering event has occurred during the year. We compare the carrying amount of the Rights and DSS Trademarks to their fair value and where the carrying amount is greater than the fair value, we recognize in income an impairment loss. To determine fair value of the Rights, we use a relief from royalty method, which calculates a fair value royalty rate that is applied to a forecast of future volume shipments of concentrate that is used to produce CSDs. The forecast of future volumes is based on the estimated inter-plant shipments and RCI shipments. The relief from royalty method is used since the Rights were purchased in part to avoid making future royalty payments for concentrate to the Royal Crown Company. The resulting cash flows are discounted using a rate to reflect the risk of achieving the projected royalty savings attributable to the Rights. The assumptions used to estimate the fair value of the Rights are subjective and require significant management judgment, including estimated future volume, the fair value royalty rate (which is estimated to be a reasonable market royalty charge that would be charged by a licensor of the Rights) and the risk adjusted discount rate. Based on our impairment tests, the estimated fair value of the Rights significantly exceeded the carrying value for all periods presented. Due to the recent acquisition of the DSS Trademarks, we have not yet completed an annual impairment test for these intangible assets. No triggering events were identified subsequent to the DSS Acquisition that would have resulted in an interim impairment test being performed.

Impairment and disposal of long-lived assets

When adverse events occur, we compare the carrying amount of long-lived assets to the estimated undiscounted future cash flows at the lowest level of independent cash flows for the group of long-lived assets and recognize any impairment loss in the Consolidated Statements of Operations, taking into consideration the timing of testing and the asset’s remaining useful life. The expected life and value of these long-lived assets is based on an evaluation of the competitive environment, history and future prospects as appropriate. As part of restructuring activities during 2014, we recorded impairments of long-lived assets of $1.0 million, which were recorded as a component of asset impairments in our Consolidated Statements of Operations. We did not record impairments of long-lived assets in 2013 or 2012. As part of normal business operations, we identify long-lived assets that are no longer productive and are disposed. Losses on disposals of assets are presented separately in our Consolidated Statements of Operations as part of operating income. We recognized losses on disposal of property, plant and equipment of $1.7 million for the year ended January 3, 2015 ($1.8 million for the years ended December 28, 2013 and December 29, 2012).

Derivative financial instruments

We use derivative financial instruments to manage our exposure to movements in foreign currencies and certain commodity prices. All derivative instruments are recorded at fair value in the Consolidated Balance Sheets. We do not use derivative financial instruments for trading or speculative purposes. We manage credit risk related to the derivative financial instruments by requiring high credit standards for our counterparties and periodic settlements. Refer to Note 21 to the Consolidated Financial Statements for further information on our derivative financial instruments.

Foreign currency translation

The assets and liabilities of non-U.S. active operations, all of which are self-sustaining, are translated to U.S. dollars at the exchange rates in effect at the balance sheet dates. Revenues and expenses are translated using average monthly exchange rates prevailing during the period. The resulting gains or losses are recorded in accumulated comprehensive income under shareowners’ equity.

Income taxes

We account for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized based on the differences between the accounting values of assets and liabilities and their related tax bases using currently enacted income tax rates. A valuation allowance is established to reduce deferred income tax assets if, on the basis of available evidence, it is not more likely than not that all or a portion of any deferred tax assets will be realized. The consideration of available evidence requires significant management judgment including an assessment of the future periods in which the deferred tax assets and liabilities are expected to be realized and projections of future taxable income. We classify interest and income tax penalties as income tax expense (benefit).

We account for uncertain tax positions using a two-step process. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, based on the technical merits. The second step requires us to estimate and measure the tax benefit as the largest amount that is more than 50% likely to be realized upon ultimate settlement. It is inherently difficult and subjective to estimate such amounts, as we have to determine the probability of various possible outcomes. We re-evaluate these uncertain tax positions on a quarterly basis. This evaluation is based on factors including, but not limited to, changes in facts or circumstances, changes in tax law, effectively settled issues under audit, and new audit activity. Such a change in recognition or measurement would result in the recognition of a tax benefit or an additional charge to the tax provision.

We recognize interest and penalties related to unrecognized tax benefits within the income tax expense line in the accompanying Consolidated Statements of Operations, and we include accrued interest and penalties within the income tax payable or receivable account in the Consolidated Balance Sheets.

Pension costs

We record annual amounts relating to defined benefit pension plans based on calculations, which include various actuarial assumptions such as discount rates and assumed rates of return depending on the pension plan. Material changes in pension costs may occur in the future due to changes in these assumptions. Future annual amounts could be impacted by changes in the discount rate, changes in the expected long-term rate of return, changes in the level of contributions to the plans and other factors. The funded status is the difference between the fair value of plan assets and the benefit obligation. Future actuarial gains or losses that are not recognized as net periodic benefits cost in the same periods will be recognized as a component of other comprehensive income.

Insurance accruals

For DSS, it is the Company’s policy to retain a portion of expected losses related to workers’ compensation, general, product, casualty, and property and vehicle liability through retentions or deductibles under DSS insurance programs. Provisions for losses expected under these programs are recorded based on estimates of the undiscounted aggregate liabilities for claims insured.

Recently issued accounting pronouncements

Update ASU 2013-11 – Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists

In July 2013, the Financial Accounting Standards Board (“FASB”) amended its guidance regarding the information provided in relation to the financial statement presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists. An unrecognized tax benefit, or a portion of an unrecognized tax benefit, should be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward. To the extent a net operating loss carryforward, a similar tax loss, or a tax credit carryforward is not available at the reporting date under the tax law of the applicable jurisdiction to settle any additional income taxes that would result from the disallowance of a tax position or the tax law of the applicable jurisdiction does not require the entity to use, and the entity does not intend to use, the deferred tax asset for such purpose, the unrecognized tax benefit should be presented in the financial statements as a liability and should not be combined with deferred tax assets. The assessment of whether a deferred tax asset is available is based on the unrecognized tax benefit and deferred tax asset that exist at the reporting date and should be made presuming disallowance of the tax position at the reporting date. For public entities, the amendments are effective prospectively for fiscal years, and interim periods within those years, beginning after December 15, 2013. We have adopted this guidance and incorporated it into the presentation of our consolidated financial statements.

Update ASU 2014-09 – Revenue from Contracts with Customers (Topic 606)

In May 2014, the FASB amended its guidance regarding revenue recognition and created a new Topic 606, Revenue from Contracts with Customers. The objectives for creating Topic 606 were to remove inconsistencies and weaknesses in revenue recognition, provide a more robust framework for addressing revenue issues, provide more useful information to users of the financial statements through improved disclosure requirements, simplify the preparation of financial statements by reducing the number of requirements to which an entity must refer, and improve comparability of revenue recognition practices across entities, industries, jurisdictions and capital markets. The core principal of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve the core principle, an entity should apply the following steps: 1) identify the contract(s) with a customer; 2) identify the performance obligations in the contract; 3) determine the transaction price; 4) allocate the transaction price to the performance obligations in the contract; and 5) recognize revenue when (or as) the entity satisfies a performance obligation. For public entities, the amendments are effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. The amendments may be applied retrospectively to each prior reporting period presented or retrospectively with the cumulative effect of initially applying the amendment recognized at the date of initial application. We are currently assessing the impact of adoption of this standard on our consolidated financial statements.

Update ASU 2014-12 – Compensation – Stock Compensation (Topic 718): Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period

In June 2014, the FASB amended its guidance regarding accounting for share-based payments when the terms of an award provide that a performance target could be achieved after the requisite service period. The amendments require that a performance target that affects vesting and that could be achieved after the requisite service period be treated as a performance condition. A reporting entity should apply existing guidance in Topic 718 as it relates to awards with performance conditions that affect vesting to account for such awards. As such, the performance target should not be reflected in estimating the grant-date fair value of the award. Compensation cost should be recognized in the period in which it becomes probable that the performance target will be achieved and should represent the compensation cost attributable to the period(s) for which the requisite service has already been rendered. If the performance target becomes probable of being achieved before the end of the requisite service period, the remaining unrecognized compensation cost should be recognized prospectively over the remaining requisite service period. The total amount of compensation cost recognized during and after the requisite service period should reflect the number of awards that are expected to vest and should be adjusted to reflect those awards that ultimately vest. The requisite service period ends when the employee can cease rendering service and still be eligible to vest in the award if the performance target is achieved. The stated vesting period (which includes the period in which the performance target could be achieved) may differ from the requisite service period. For public entities, the amendments are effective for annual reporting periods beginning after December 15, 2015, including interim periods within that reporting period. The amendments may be applied prospectively to all awards granted or modified after the effective date or retrospectively to all awards with performance targets that are outstanding as of the beginning of the earliest annual period presented in the financial statements and to all new or modified awards thereafter. We believe that the adoption of these amendments will not have a material impact on our consolidated financial statements.

Note 2—Revisions

The Company has revised its year ended December 28, 2013 and December 29, 2012 Consolidated Statements of Operations, Consolidated Statements of Comprehensive Income, and Consolidated Statements of Cash Flows, its year ended December 28, 2013, December 29, 2012 and year end December 31, 2011 Consolidated Statements of Equity, and its December 28, 2013 Balance Sheet to correct errors for an overstatement of historical property, plant and equipment, net, including a portion related to a prior acquisition, and the related depreciation expense recorded during those periods, an overstatement of a tax receivable, an overstatement of an accrued liability for purchased inventory, and an overstatement of deferred tax liabilities. The overstatement of the tax receivable overstated previously reported other receivables, which are included as a component of accounts receivable, net of allowance, by approximately $1.1 million at December 28, 2013. The correction of that error reduced previously reported retained earnings at December 28, 2013, December 29, 2012 and December 31, 2011 by $1.1 million. The overstatement of the purchased inventory accrual overstated accounts payable and accrued liabilities by $0.5 million at December 28, 2013. The correction of that error reduced previously reported retained earnings at December 28, 2013 by $0.5 million and previously reported cost of sales for the year ended December 28, 2013 by $0.5 million. The overstatement of deferred tax liabilities overstated previously reported income tax expense by $0.4 million for the year ended December 28, 2013. The remaining differences identified in the reconciliations below are attributable to the historical overstatement of property, plant and equipment, net, of which $1.9 million was attributable to a prior acquisition, and understated previously reported goodwill at December 28, 2013 by $1.9 million. The impact on the previously issued financial statements is detailed in the reconciliations below. These adjustments were not considered to be material individually or in the aggregate to previously issued financial statements.

	As previously filed	As revised
Consolidated Statements of Operations (in millions of U.S. dollars)	For the Year Ended December 28, 2013		Difference
Cost of sales	$1,842.0	$1,841.3	$(0.7)
Gross profit	$252.0	$252.7	$0.7
Selling, general and administrative expenses	$160.4	$160.7	$0.3
Loss on disposal of property, plant & equipment	$1.0	$1.8	$0.8
Operating income	$88.6	$88.2	$(0.4)
Income before taxes	$24.2	$23.8	$(0.4)
Income tax expense (benefit)	$2.2	$1.8	$(0.4)

	As previously filed	As revised
Consolidated Statements of Operations (in millions of U.S. dollars)	For the Year Ended December 29, 2012		Difference
Cost of sales	$1,961.1	$1,960.7	$(0.4)
Gross profit	$289.5	$289.9	$0.4
Operating income	$109.7	$110.1	$0.4
Income before taxes	$56.9	$57.3	$0.4
Net income	$52.3	$52.7	$0.4
Net income attributed to Cott Corporation	$47.8	$48.2	$0.4

	As previously filed	As revised
Consolidated Statements of Comprehensive Income (in millions of U.S. dollars)	For the Year Ended December 29, 2012		Difference
Net income	$52.3	$52.7	$0.4
Comprehensive income	$64.4	$64.8	$0.4
Comprehensive income attributed to Cott Corporation	$60.1	$60.5	$0.4

Consolidated Balance Sheet	As previously filed	As revised
(in millions of U.S. dollars)	December 28, 2013		Difference
Accounts receivable, net of allowance	$204.4	$203.3	$(1.1)
Property, plant & equipment, net	$483.7	$480.5	$(3.2)
Goodwill	$137.3	$139.2	$1.9
Total assets	$1,426.1	$1,423.7	$(2.4)
Accounts payable and accrued liabilities	$298.2	$297.7	$(0.5)
Total current liabilities	$352.9	$352.4	$(0.5)
Deferred income taxes	$41.5	$41.1	$(0.4)
Total liabilities	$820.2	$819.3	$(0.9)
Retained earnings	$176.3	$174.8	$(1.5)
Total Cott Corporation equity	$596.4	$594.9	$(1.5)
Total equity	$605.9	$604.4	$(1.5)
Total liabilities and equity	$1,426.1	$1,423.7	$(2.4)

	As previously filed	As revised
Consolidated Statements of Cash Flows (in millions of U.S. dollars)	For the Year Ended December 28, 2013		Difference
Operating Activities
Depreciation & amortization	$100.8	$100.6	$(0.2)
Increase (decrease) in deferred income taxes	$0.9	$0.5	$(0.4)
Loss on disposal of property, plant & equipment	$1.0	$1.8	$0.8
Change in operating assets and liabilities, net of acquisitions
Accounts payable and accrued liabilities, and other liabilities	$(0.6)	$(1.1)	$(0.5)
Net cash provided by operating activities	$155.2	$154.9	$(0.3)
Investing Activities
Additions to property, plant & equipment	$(55.6)	$(55.3)	$0.3
Net cash used in investing activities	$(71.9)	$(71.6)	$0.3

	As previously filed	As revised
Consolidated Statements of Cash Flows (in millions of U.S. dollars)	For the Year Ended December 29, 2012		Difference
Operating Activities
Net income	$52.3	$52.7	$0.4
Depreciation & amortization	$97.7	$97.3	$(0.4)

	As previously filed	As revised
Consolidated Statements of Equity (in millions of U.S. dollars)	For the Year Ended December 28, 2013		Difference
Retained earnings	$176.3	$174.8	$(1.5)
Total equity	$605.9	$604.4	$(1.5)

	As previously filed	As revised
Consolidated Statements of Equity (in millions of U.S. dollars)	For the Year Ended December 29, 2012		Difference
Retained earnings	$186.0	$184.5	$(1.5)
Total equity	$622.9	$621.4	$(1.5)
Net income	$52.3	$52.7	$0.4

	As previously filed	As revised
Consolidated Statements of Equity (in millions of U.S. dollars)	Balance at December 31, 2011		Difference
Retained earnings	$144.1	$142.2	$(1.9)
Total equity	$568.2	$566.3	$(1.9)

Note 3—Acquisitions

DSS Acquisition

On December 12, 2014, we completed the DSS Acquisition. The DSS Acquisition was consummated pursuant to the Merger Agreement dated November 6, 2014. The aggregate purchase price paid by the Company was approximately $1.246 billion, before adjustments for estimated working capital, net indebtedness, and related transaction expenses. The aggregate purchase price was paid at closing in cash, through the assumption of certain indebtedness of DSS Group, and through the issuance of Convertible Preferred Shares (as defined below) and Non-Convertible Preferred Shares (as defined below). The purchase price is subject to post-closing adjustments for net working capital, net indebtedness and transaction expenses, which are expected to be finalized during the first quarter of 2015.

The acquisition and a portion of the related acquisition costs were financed through a combination of incremental borrowings under the Company’s asset based lending facility (“ABL facility”) of $180.0 million, new debt issuance of $625.0 million of our 6.75% senior notes due January 1, 2020 (“2020 Notes”), assumption of DSS’s $350.0 million 10.000% Senior Notes due 2021 (“DSS Notes”), the issuance of Series A Convertible First Preferred Shares (the “Convertible

Preferred Shares”) to the former security holders of DSS, having an aggregate value of approximately $116.1 million and the issuance of Series B Non-Convertible First Preferred Shares (the “Non-Convertible Preferred Shares” and together with the Convertible Preferred Shares, the “Preferred Shares”) to the former security holders of DSS, having an aggregate value of approximately $32.7 million. Pursuant to the terms and conditions set forth in the Merger Agreement, a portion of the aggregate consideration is being held in escrow to secure the indemnification obligations of DSS’s former security holders under the Merger Agreement. We amended our existing ABL facility in connection with the acquisition to increase the amount of borrowings available thereunder.

The total consideration paid by us in the DSS Acquisition is summarized below:

(in millions of U.S. dollars)
Cash paid to sellers	$449.7
Cash paid on behalf of sellers for sellers expenses	25.3
Cash paid to retire term loan on behalf of sellers	317.3
Convertible Preferred Shares	116.1
Non-Convertible Preferred Shares	32.7

Total consideration	$941.1

Our primary reasons for the DSS Acquisition were to accelerate Cott’s acquisition based diversification outside of CSDs and shelf stable juices, extend our beverage portfolio into new and growing markets, including HOD, OCS and filtration services, while creating opportunities for revenue, cost synergies and growth prospects, and broaden our distribution platform by adding a national direct-to-consumer distribution channel.

The DSS Acquisition is being accounted for as a business combination which, among other things, requires that assets acquired and liabilities assumed be measured at their acquisition date fair values. Identified intangible assets, goodwill and property, plant and equipment are recorded at their estimated fair values per preliminary valuations and may change based on the final valuation results. Estimated fair values recorded for deferred tax balances and working capital are also subject to change based on finalization of the purchase price. The results of operations of DSS have been included in our operating results beginning as of the acquisition date. We allocated the purchase price in the DSS Acquisition to tangible assets, liabilities and identifiable intangible assets acquired based on their estimated fair values. The excess of the purchase price over the aggregate fair values was recorded as goodwill. The fair value assigned to identifiable intangible assets acquired was based on estimates and assumptions made by management.

The following table summarizes the estimated allocation of the purchase price to the fair value of the assets acquired and liabilities assumed in connection with the DSS Acquisition.

(in millions of U.S. dollars)	Estimated Fair Value
Cash and cash equivalents	$74.5
Accounts receivable	103.4
Inventories	46.8
Prepaid expenses and other current assets	8.8
Deferred income taxes	2.8
Property, plant & equipment	403.3
Goodwill	556.9
Intangibles and other assets	417.2
Accounts payable and accrued liabilities	(110.2)
Long-term debt	(406.0)
Deferred income tax liabilities	(129.1)
Other long-term liabilities	(27.3)

Total	$941.1

The Company recognized $35.9 million of acquisition related costs associated with the DSS Acquisition that were expensed during 2014. These costs are included in the selling, general, and administrative expenses of our Consolidated Statements of Operations in accordance with Accounting Standards Codification (“ASC”) 805, “Business Combinations” (“ASC 805”). These costs do not include financing fees related to the Preferred Shares financing, which were approximately $0.4 million. The Preferred Shares issuance costs were adjusted to retained earnings.

Selected Financial Data (unaudited)

The following unaudited financial information from the acquisition date through January 3, 2015 represents the activity of DSS that has been combined with our operations as of the acquisition date.

(in millions of U.S. dollars)	For the period from December 12, 2014 through January 3, 2015
Revenue	$28.7
Net loss	(2.8)

Aimia Acquisition

On May 30, 2014, our U.K reporting segment acquired 100% of the share capital of Aimia Foods Holdings Limited (the “Aimia Acquisition”), which includes its operating subsidiary company, Aimia Foods Limited (together referred as “Aimia”) pursuant to a Share Purchase Agreement dated May 30, 2014. Aimia produces and distributes hot chocolate, coffee and powdered beverages primarily through food service, vending and retail channels, and produces hot and cold cereal products on a contract manufacturing basis. The aggregate purchase price for the Aimia Acquisition was £52.1 million ($87.6 million) payable in cash, which included a payment for estimated closing balance sheet working capital, £19.9 million ($33.5 million) in deferred consideration paid on September 15, 2014, and aggregate contingent consideration of up to £16.0 million ($26.9 million), which is payable upon the achievement of certain measures related to Aimia’s performance during the twelve months ending July 1, 2016. The closing payment was funded from ABL borrowings and available cash.

The total consideration paid by us for the Aimia Acquisition is summarized below:

(in millions of U.S. dollars)
Cash paid to sellers	$80.4
Deferred consideration	33.5
Contingent consideration [1]	17.9
Working capital payment	7.2

Total consideration	$139.0

1.	Represents the estimated present value of the contingent consideration based on probability of achievement of performance targets recorded at fair value.

Our primary reasons for the Aimia Acquisition were to diversify Cott’s product portfolio, packaging formats and channel mix, and enhance our customer offering and growth prospects.

The Aimia Acquisition is being accounted for as a business combination which, among other things, requires that assets acquired and liabilities assumed be measured at their acquisition date fair values. Identified intangible assets, goodwill and property, plant and equipment are recorded at their estimated fair values per preliminary valuations and may change based on the final valuations. The results of operations of Aimia have been included in our operating results beginning as of the acquisition date. We allocated the total purchase price to tangible assets, liabilities and identifiable intangible assets acquired based on their estimated fair values. The excess of the purchase price over the aggregate fair values was recorded as goodwill.

The sellers are entitled to contingent consideration of up to a maximum of £16.0 million ($26.9 million), based on the exchange rate on the acquisition date, which will become due by us if Aimia meets certain targets relating to net income plus interest, income taxes, depreciation and amortization (“EBITDA”) for the twelve months ending July 1, 2016. We estimated the fair value of the contingent consideration based on financial projections of the acquired business and estimated probabilities of achievement of the EBITDA targets. We believe that our estimates and assumptions are reasonable, but there is significant judgment involved. Changes in the fair value of contingent consideration liabilities subsequent to the acquisition will be recorded in our Consolidated Statements of Operations. The fair value of the contingent consideration was determined to be £10.6 million ($17.9 million) using a present valued probability-weighted income approach. Key assumptions include probability-adjusted EBITDA amounts with discount rates consistent with the level of risk of achievement.

The following table summarizes the estimated allocation of the purchase price to the fair value of the assets acquired and liabilities assumed in connection with the Aimia Acquisition. The allocation of the purchase price is based on a preliminary valuation that is expected to be completed by the end of the first quarter of 2015.

(in millions of U.S. dollars)	As reported at September 27, 2014	Adjustments	As reported at January 3, 2015
Cash	$9.5	$—	$9.5
Accounts receivable	11.0	—	11.0
Inventories	9.6	—	9.6
Prepaid expenses and other assets	1.9	—	1.9
Property, plant & equipment	10.9	—	10.9
Goodwill	52.5	2.0	54.5
Intangibles and other assets	86.2	—	86.2
Accounts payable and accrued liabilities	(25.4)	(2.0)	(27.4)
Deferred tax liabilities	(17.2)	—	(17.2)

Total	$139.0	$—	$139.0

The Company recognized $2.2 million of acquisition related costs associated with the Aimia Acquisition that were expensed during the fiscal year 2014. These costs are included in the selling, general, and administrative expenses of our Consolidated Statements of Operations in accordance with ASC 805.

Selected Financial Data (unaudited)

The following unaudited financial information from the acquisition date through January 3, 2015 represents the activity of Aimia that has been combined with our operations as of the acquisition date.

For the period from May 30, 2014
(in millions of U.S. dollars)	through January 3, 2015
Revenue	$62.3
Net income	2.3

Calypso Soft Drinks Acquisition

In June 2013, our U.K. reporting segment acquired 100% of the share capital of Cooke Bros Holdings Limited (the “Calypso Soft Drinks Acquisition”), which includes the subsidiary companies Calypso Soft Drinks Limited and Mr. Freeze (Europe) Limited (together, “Calypso Soft Drinks”). Calypso Soft Drinks produces fruit juices, juice drinks, soft drinks, and freezable products in the United Kingdom. The aggregate purchase price for the Calypso Soft Drinks Acquisition was $12.1 million, which included approximately $7.0 million paid at closing, a deferred payment of approximately $2.3 million paid on the first anniversary of the closing date, and a deferred payment of approximately $3.0 million to be paid on the second anniversary of the closing date. In connection with the Calypso Soft Drinks Acquisition, we paid $18.5 million of outstanding debt of the acquired companies. The closing payment and the first deferred payment were funded from available cash.

The total consideration paid by us in the Calypso Soft Drinks Acquisition is summarized below:

(in millions of U.S. dollars)
Cash paid to sellers	$7.0
Deferred consideration [1]	5.1

Total consideration	$12.1

1.	Principal amount of $5.3 million discounted to present value.

Our primary reasons for the Calypso Soft Drinks Acquisition were to expand Cott’s product portfolio and enhance our customer offering and growth prospects.

The Calypso Soft Drinks Acquisition is being accounted for as a business combination which, among other things, requires that assets acquired and liabilities assumed be measured at their acquisition date fair values. Identified intangible assets, goodwill and property, plant and equipment are recorded at their estimated fair values. The results of operations of Calypso Soft Drinks have been included in our operating results beginning as of the acquisition date. We allocated the purchase price of the Calypso Soft Drinks Acquisition to tangible assets, liabilities and identifiable intangible assets acquired based on their estimated fair values. The excess of the purchase price over the aggregate fair values was recorded as goodwill. The fair value assigned to identifiable intangible assets acquired was based on estimates and assumptions made by management.

The following table summarizes the allocation of the purchase price to the fair value of the assets acquired and liabilities assumed in connection with the Calypso Soft Drinks Acquisition.

	As reported at		As reported at
(in millions of U.S. dollars)	December 28, 2013	Adjustments	January 3, 2015
Cash	$0.5	$—	$0.5
Accounts receivable	16.1	(0.2)	15.9
Inventory	8.1	—	8.1
Prepaid expenses and other assets	0.6	—	0.6
Property, plant and equipment	8.7	—	8.7
Goodwill	8.5	—	8.5
Intangibles and other assets	15.0	—	15.0
Accounts payable and accrued liabilities	(15.8)	0.8	(15.0)
Shareholder loans	(1.6)	—	(1.6)
Deferred tax liabilities	(3.5)	0.1	(3.4)
Other long-term liabilities	(24.5)	(0.7)	(25.2)

Total	$12.1	$—	$12.1

The Company recognized $1.7 million of acquisition-related costs associated with the Calypso Soft Drinks Acquisition that were expensed during 2013. These costs are included in the selling, general, and administrative expenses of our Consolidated Statements of Operations in accordance with ASC 805.

Scotland Acquisition

In March 2012, our U.K. reporting segment acquired a beverage and wholesale business based in Scotland for approximately $5.0 million. The business was purchased from a company in administration and provides a number of benefits to our U.K. reporting segment, including increased product offerings, logistical synergies and access to an additional production line. The acquisition has been accounted for using the purchase method of accounting for business combinations, and related operating results are included in the Consolidated Statements of Operations for the periods subsequent to the acquisition. The identified assets, which included inventory, property, plant and equipment, trade names and customer lists, were recorded at their estimated fair values, which exceeded the fair value of the purchase price of the business. Accordingly, the acquisition has been accounted for as a bargain purchase, and as a result, we recognized a gain of approximately $0.9 million associated with the acquisition. The gain is included in the other (income) expense, net section of the Consolidated Statements of Operations.

Intangible Assets

In our determination of the estimated fair value of intangible assets, we consider, among other factors, the best use of acquired assets, analysis of historical financial performance and estimates of future performance of the acquired business’ products. The estimated fair values of identified intangible assets are calculated considering market participant expectations and using an income approach and estimates and assumptions provided by management of the acquired business and our management.

The estimated fair value of customer relationships represent future after-tax discounted cash flows that will be derived from sales to existing customers of the acquired business as of the date of acquisition.

The estimated fair value of trademarks and trade names represent the future projected cost savings associated with the premium and brand image obtained as a result of owning the trademark or trade name as opposed to obtaining the benefit of the trademark or trade name through a royalty or rental fee.

The estimated fair value of non-competition agreements represent the future after-tax discounted cash flows that are expected to be retained by the acquired business as a result of preventing certain employees or prior owners from competing with us in the specified restricted territories for a period of time subsequent to the date of acquisition or the date of termination of their employment with us, as the case may be.

DSS Acquisition

The following table sets forth the components of identified intangible assets associated with the DSS Acquisition and their estimated weighted average useful lives:

	Estimated Fair	Estimated
(in millions of U.S. dollars)	Market Value	Useful Life
Customer relationships	$219.8	16 years
Trademarks and trade names	183.1	Indefinite
Non-competition agreements	0.4	5 years
Software	5.7	3 years

Total	$409.0

Aimia Acquisition

The following table sets forth the components of identified intangible assets associated with the Aimia Acquisition and their estimated weighted average useful lives:

	As Reported at January 3, 2015
	Estimated Fair	Estimated
(in millions of U.S. dollars)	Market Value	Useful Life
Customer relationships	$76.5	15 years
Trademarks and trade names	1.5	20 years
Non-competition agreements	2.9	5 years

Total	$80.9

Calypso Soft Drinks Acquisition

The following table sets forth the components of identified intangible assets associated with the Calypso Soft Drinks Acquisition and their estimated weighted average useful lives:

	As Reported at December 28, 2013
	Estimated Fair	Estimated
(in millions of U.S. dollars)	Market Value	Useful Life
Customer relationships	$10.7	15 years
Trademarks and trade names	3.0	20 years
Non-competition agreements	1.3	5 years

Total	$15.0

Goodwill

DSS Acquisition

The principal factor that resulted in recognition of goodwill was that the purchase price for the DSS Acquisition was based in part on cash flow projections assuming the reduction of administration costs and the integration of acquired customers and products into our operations, which is of greater value than on a standalone basis. The goodwill recognized as part of the DSS Acquisition was allocated to the DSS reporting segment, a portion of which is expected to be tax deductible.

Aimia Acquisition

The principal factor that resulted in recognition of goodwill was that the purchase price for the Aimia Acquisition was based in part on cash flow projections assuming the reduction of administration costs and the integration of acquired customers and products into our operations, which is of greater value than on a standalone basis. The goodwill recognized as part of the Aimia Acquisition was allocated to the U.K. reporting segment, none of which is expected to be tax deductible.

Calypso Soft Drinks Acquisition

The principal factor that resulted in recognition of goodwill was that the purchase price for the Calypso Soft Drinks Acquisition was based in part on cash flow projections assuming the reduction of administration costs and the integration of acquired customers and products into our operations, which is of greater value than on a standalone basis. The goodwill recognized as part of the Calypso Soft Drinks Acquisition was allocated to the U.K. reporting segment, a portion of which is expected to be tax deductible.

Supplemental Pro Forma Data (unaudited)

The following unaudited financial information for the years ended January 3, 2015 and December 28, 2013 represent the combined results of operations as if the DSS Acquisition, the Aimia Acquisition and the Calypso Soft Drinks Acquisition had occurred on December 30, 2012. The unaudited pro forma results reflect certain adjustments related to these acquisitions such as increased amortization expense on acquired intangible assets resulting from the preliminary fair valuation of assets acquired. The unaudited pro forma financial information does not necessarily reflect the results of operations that would have occurred had we operated as a single entity during such periods.

	For the Year Ended
(in millions of U.S. dollars, except per share amounts)	January 3, 2015	December 28, 2013
Revenue	$3,099.1	$3,141.1
Net loss attributed to Cott Corporation	(12.1)	(106.0)
Net loss per common share attributed to Cott Corporation, diluted	$(0.12)	$(1.12)

Note 4—Restructuring

We implement restructuring programs from time to time that are designed to improve operating effectiveness and lower costs. When we implement these programs, we incur various charges, including severance, asset impairments, and other employment related costs. During the first quarter of 2014, we implemented one such program, which involved the closure of two of our smaller plants, one located in North America and the other located in the United Kingdom (the “2014 Restructuring Plan”). The plant closures were completed during our 2014 fiscal year and resulted in cash charges associated with employee redundancy costs and relocation of assets, and non-cash charges related to asset impairments and accelerated depreciation on property, plant and equipment. In connection with the 2014 Restructuring Plan, we incurred total charges of approximately $4.1 million. We also implemented a restructuring plan in June 2013, which consisted primarily of headcount reductions. We had no restructuring activities during the year ended December 29, 2012.

The following table summarizes restructuring and asset impairment charges for the years ended January 3, 2015 and December 28, 2013:

	For the Year Ended
	January 3,	December 28,
(in millions of U.S. dollars)	2015	2013
Restructuring	$2.4	$2.0
Asset impairments	1.7	—

	$4.1	$2.0

The following table summarizes our restructuring charges on a reporting segment basis.

	For the Year Ended
	January 3,	December 28,
(in millions of U.S. dollars)	2015	2013
North America	$2.3	$1.0
U.K.	0.1	0.7
All Other	—	0.3

Total	$2.4	$2.0

The following table summarizes our asset impairment charges on a reporting segment basis for the year ended January 3, 2015. There were no asset impairment charges for the year ended December 28, 2013.

For the Year Ended
January 3,
(in millions of U.S. dollars)	2015
North America	$0.9
U.K.	0.8

Total	$1.7

As of January 3, 2015 and December 28, 2013, no amounts were owed under our restructuring plans.

Note 5—Other Expense (Income), Net

The following table summarizes other expenses and (income) for the years ended January 3, 2015, December 28, 2013 and December 29, 2012:

	For the Year Ended
(in millions of U.S. dollars)	January 3, 2015	December 28, 2013	December 29, 2012
Foreign exchange (gain) loss	$(0.3)	$0.2	$0.8
Proceeds from legal settlement	(3.5)	—	—
Gain on bargain purchase	—	—	(0.9)
Proceeds from insurance recoveries	—	(0.1)	(1.9)
Bond redemption	20.8	8.7	—
Write-off of financing fees and discount	4.1	4.0	—
Other gain	(0.1)	—	—

Total	$21.0	$12.8	$(2.0)

Note 6—Interest Expense

The following table summarizes interest expense for the years ended January 3, 2015, December 28, 2013 and December 29, 2012:

	For the Year Ended
(in millions of U.S. dollars)	January 3, 2015	December 28, 2013	December 29, 2012
Interest on long-term debt	$33.2	$47.4	$49.4
Other interest expense	6.5	4.2	4.8

Total	$39.7	$51.6	$54.2

Note 7—Income Tax (Benefit) Expense

Income (loss) before income taxes consisted of the following:

	For the Year Ended
(in millions of U.S. dollars)	January 3, 2015	December 28, 2013	December 29, 2012
Canada	$17.2	$30.7	$22.9
Outside Canada	(62.2)	(6.9)	34.4

(Loss) income before income taxes	$(45.0)	$23.8	$57.3

Income tax (benefit) expense consisted of the following:

	For the Year Ended
(in millions of U.S. dollars)	January 3, 2015	December 28, 2013	December 29, 2012
Current
Canada	$—	$(0.3)	$2.4
Outside Canada	2.5	(0.4)	(1.6)

	$2.5	$(0.7)	$0.8

Deferred
Canada	$0.3	$(0.6)	$0.6
Outside Canada	(64.2)	3.1	3.2

	$(63.9)	$2.5	$3.8

Income tax (benefit) expense	$(61.4)	$1.8	$4.6

The following table reconciles income taxes calculated at the basic Canadian corporate rates with the income tax provision:

	For the Year Ended
	January 3,	December 28,	December 29,
(in millions of U.S. dollars)	2015	2013	2012
Income tax (benefit) expense based on Canadian statutory rates	$(11.5)	$5.7	$14.4
Foreign tax rate differential	(9.3)	(0.6)	1.2
Nontaxable interest income	(9.3)	(9.7)	(9.9)
Nontaxable dividend income	(11.2)	(5.4)	(4.8)
Nontaxable capital gain	1.5	—	—
Dividend income	—	—	0.7
Changes in enacted tax rates	(1.4)	(1.5)	(0.8)
Change in valuation allowance	(29.4)	12.5	4.0
Increase (decrease) to uncertain tax positions	1.9	0.8	(0.8)
Non-controlling interests	(1.9)	(1.8)	(1.6)
Equity compensation adjustment to net operating loss	2.7	—	—
Permanent differences	1.7	0.4	1.8
Contingent consideration goodwill basis adjustment	1.0	(0.1)	(0.4)
Equity compensation permanent adjustment	0.6	0.6	0.6
Mexico deferred adjustment	2.5	—	—
Other items	0.7	0.9	0.2

Income tax (benefit) expense	$(61.4)	$1.8	$4.6

The income tax benefit differs from the statutory benefit primarly due to a release of valuation allowances, nontaxable interest income, nontaxable dividend income, and differences in foreign tax rates. In connection with the DSS Acquisition, it was determined that the valuation allowance should be released for all U.S. federal valuation allowances.

Deferred income tax assets and liabilities were recognized on temporary differences between the financial and tax bases of existing assets and liabilities as follows:

	January 3,	December 28,
(in millions of U.S. dollars)	2015	2013
Deferred tax assets
Loss carryforwards	$148.9	$64.1
Leases	0.1	3.8
Property, plant & equipment	3.3	6.1
Liabilities and reserves	22.3	13.4
Stock options	3.0	1.9
Inventories	2.6	1.8
Other	4.4	4.6

	184.6	95.7

Deferred tax liabilities
Property, plant & equipment	(127.9)	(54.2)
Intangible assets	(146.4)	(24.8)
Other	(0.5)	(1.0)

	(274.8)	(80.0)

Valuation allowance	(15.8)	(45.2)

Net deferred tax liability	$(106.0)	$(29.5)

The decrease in the valuation allowance from December 28, 2013 to January 3, 2015 was primarily the result of the release of U.S. federal valuation allowance.

The deferred tax assets and liabilities have been classified as follows on the Consolidated Balance Sheets:

	January 3,	December 28,
(in millions of U.S. dollars)	2015	2013
Deferred tax assets:
Current	$11.7	$8.2
Long-term	2.5	3.6
Deferred tax liabilities:
Current	$(0.3)	$(0.2)
Long-term	(119.9)	(41.1)

Net deferred tax liability	$(106.0)	$(29.5)

As a result of certain realization requirements of ASC Topic 718, “Compensation—Stock Compensation” (“ASC 718”), the table of deferred tax assets and liabilities shown above does not include certain deferred tax assets at January 3, 2015 and December 28, 2013 that arose directly from tax deductions related to equity compensation in excess of compensation recognized for financial reporting. As of January 3, 2015, equity will be increased by $6.2 million if and when such deferred tax assets are ultimately realized.

We treat our portion of all accumulated foreign subsidiary earnings through January 3, 2015, as indefinitely reinvested under the accounting guidance and accordingly, have not provided for any tax thereon. In order to arrive at this conclusion, we considered factors including, but not limited to, past experience, domestic cash requirements, cash requirements to satisfy the ongoing operations, capital expenditures and other financial obligations of our subsidiaries. As of January 3, 2015, approximately $11.0 million of retained earnings attributable to foreign subsidiaries was considered to be indefinitely invested. Our intention is to permanently reinvest the earnings outside of Canada. It is not practicable to determine the amount of incremental taxes that might arise were these earnings to be remitted. The amount of tax payable could be significantly impacted by the jurisdiction in which a distribution was made, the amount of the distribution, foreign withholding taxes under applicable tax laws when distributed, relevant tax treaties and foreign tax credits. While it is not practical to determine the amount of tax, we believe that tax planning strategies would allow us to make remittances in a tax efficient manner.

As of January 3, 2015, we have operating loss carryforwards totaling $757.1 million, credit carryforwards totaling $4.3 million and capital loss carryforwards totaling $8.2 million. The operating loss carryforward amount was attributable to Mexico operating loss carryforwards of $22.1 million that will expire from 2018 to 2024 and U.S. federal and state operating loss carryforwards of $367.2 million and $367.8 million, respectively. The U.S. federal operating loss carryforwards will expire from 2027 to 2033 and the state operating loss carryforwards will expire from 2015 to 2033.

The credit carryforward amount was attributable to a U.S. federal alternative minimum tax credit carryforward of $1.4 million with an indefinite life, other U.S. federal credit carryforwards of $0.5 million with an indefinite life, and U.S. state credit carryforwards of $2.4 million that will expire from 2015 to 2018. The capital loss carryforward is attributable to a Canadian capital loss of $3.4 million and a U.K. capital loss of $4.8 million, both with an indefinite life.

We establish a valuation allowance to reduce deferred tax assets if, based on the weight of the available evidence, both positive and negative, for each respective tax jurisdiction, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Due to uncertainty resulting from the lack of sustained taxable income in recent years in Mexico, we have determined that it is more likely than not that the benefit from net operating loss carryforwards and other net deferred tax assets in this jurisdiction will not be realized in the future. In recognition of this risk, we have provided a valuation allowance of $7.3 million to reduce our deferred tax assets in Mexico.

Additionally, we have determined that it is more likely than not that the benefit from our capital losses in Canada and the U.K. will not be realized in the future due to the uncertainty regarding potential future capital gains in each jurisdiction. In recognition of this risk, we have provided a valuation allowance of $0.9 million on our Canadian capital losses and $1.0 million on our U.K. capital losses.

In connection with the DSS Acquisition, it was determined that the valuation allowance should be released for all U.S. federal valuation allowances of $23.2 million, due to the anticipated timing of deferred tax asset and liability reversal in future periods as well as projections of future taxable income in the U.S. with the acquisition of DSS. An analysis of various U.S. state attributes indicated a need to continue providing a valuation allowance on certain filings in the amount of $6.7 million.

If our assumptions change and we determine we will be able to realize these deferred tax assets, an income tax benefit of $15.8 million will be realized as a result of the reversal of the valuation allowance at January 3, 2015.

In 2006, the FASB issued guidance regarding provisions of uncertain tax positions in ASC 740, which provides specific guidance on the financial statement recognition, measurement, reporting and disclosure of uncertain tax positions taken or expected to be taken in a tax return. ASC 740 addresses the determination of whether tax benefits, either permanent or temporary, should be recorded in the financial statements.

A reconciliation of the beginning and ending amount of our unrecognized tax benefits is as follows:

	For the Year Ended
	January 3,	December 28,	December 29,
(in millions of U.S. dollars)	2015	2013	2012
Unrecognized tax benefits at beginning of year	$10.5	$9.2	$9.0
Additions based on tax positions taken during a prior period	0.5	0.2	0.1
Reductions based on tax positions taken during a prior period	(0.9)	—	(2.2)
Settlement on tax positions taken during a prior period	(0.8)	(1.2)	—
Lapse in statute of limitations	—	—	(0.1)
Additions based on tax positions taken during the current period	3.9	2.4	2.2
Foreign exchange	(0.7)	(0.1)	0.2

Unrecognized tax benefits at end of year	$12.5	$10.5	$9.2

As of January 3, 2015, we had $12.5 million of unrecognized tax benefits, a net increase of $2.0 million from $10.5 million as of December 28, 2013. If we recognized our tax positions, approximately $8.8 million would favorably impact the effective tax rate. We believe it is reasonably possible that our unrecognized tax benefits will decrease or be recognized in the next twelve months by up to $0.1 million due to the settlement of certain tax positions and lapses in statutes of limitation in various tax jurisdictions.

We recognize interest and penalties related to unrecognized tax benefits in the provision for income taxes. We recovered nil, nil and $0.2 million of interest and penalties during the year ended January 3, 2015, December 28, 2013 and December 29, 2012, respectively. The amount of interest and penalties recognized as an asset in the Consolidated Balance Sheets for 2014 and 2013 was $0.1 million and $0.1 million, respectively.

Years prior to 2010 are closed to audit by the Internal Revenue Service. Years prior to 2009 are closed to audit by U.S. state jurisdictions. We are currently under audit in Canada by the Canada Revenue Agency (“CRA”) for tax years 2011 through 2012. Years prior to 2009 are closed to audit by the CRA. Years prior to 2009 to 2011 are closed to audit by the U.K. and Mexico tax authorities, respectively.

Note 8—Share-based Compensation

Each of our share-based compensation plans has been approved by our shareowners, except for our 1986 Common Share Option Plan, as amended (the “Option Plan”), which was adopted prior to our initial public offering, and a stock option award granted to our Chief Executive Officer, which was an inducement grant made to attract and retain that executive. Subsequent amendments to the Option Plan that required shareowner approval have been approved.

The table below summarizes the share-based compensation expense for the years ended January 3, 2015, December 28, 2013, and December 29, 2012. This share-based compensation expense was recorded in selling, general, and administrative expenses in our Consolidated Statements of Operations. As used below: (i) “Performance-based RSUs” mean restricted share units with performance-based vesting granted under the Company’s 2010 Equity Incentive Plan (the “2010 Equity Incentive Plan”) or Amended and Restated Equity Plan (as defined below), as the case may be, (ii) “Time-based RSUs” mean restricted share units with time-based vesting granted under the 2010 Equity Incentive Plan or Amended and Restated Equity Plan, as the case may be, (iii) “Stock options” mean non-qualified stock options granted under the Amended and Restated Equity Plan, the 2010 Equity Incentive Plan, or the Option Plan, as the case may be, and (iv) “Director share awards” mean common shares issued in consideration of the annual board retainer fee to non-management members of our board of directors under the 2010 Equity Incentive Plan or Amended and Restated Equity Plan, as the case may be.

	For the Year Ended
(in millions of U.S. dollars)	January 3, 2015	December 28, 2013	December 29, 2012
Stock options	$1.6	$0.8	$0.4
Performance-based RSUs	0.6	0.2	0.7
Time-based RSUs	2.8	2.2	3.1
Director share awards	0.8	0.8	0.7

Total	$5.8	$4.0	$4.9

During the fourth quarter of 2013, we concluded that it was no longer probable that the targets established for the Performance-based RSUs awarded in 2013 would be met, and we no longer expect these awards to ultimately vest. We continue to accrue the compensation expense for the Performance-based RSUs awarded in 2014.

As of January 3, 2015, the unrecognized share-based compensation expense and weighted average years over which we expect to recognize it as compensation expense were as follows:

	Unrecognized share-based	Weighted average years
	compensation expense	expected to recognize
(in millions of U.S. dollars, except years)	as of January 3, 2015	compensation
Stock options	$1.7	1.7
Performance-based RSUs	7.9	2.9
Time-based RSUs	3.0	1.6

Total	$12.6

Stock Options

In 2010, the Human Resources and Compensation Committee of the board of directors (“HRCC”) determined that certain of Cott’s long-term incentive plans were no longer needed and terminated the Option Plan. In connection with the termination of the Option Plan, outstanding options will continue in accordance with the terms of the Option Plan until vested, paid out, forfeited or terminated, as applicable. No further awards have been granted under the Option Plan. Future awards, including any awards of options, are expected to be governed by the terms of the Amended and Restated Equity Plan.

On February 14, 2013, our board of directors adopted an amendment and restatement of the 2010 Equity Incentive Plan (the “Amended and Restated Equity Plan”), pursuant to which the 2010 Equity Incentive Plan was amended and restated to, among other things, increase the number of shares that may be issued under the plan to 12,000,000 shares and to provide that the number of shares available for issuance will be reduced 2.0 shares for each share issued pursuant to a “full-value” award (i.e., an award other than an option or stock appreciation right) after the effective date of the amendment and restatement. The Amended and Restated Equity Plan was approved by Cott’s shareowners on April 30, 2013. Awards made in 2012 prior to the amendment and restatement are generally governed by the 2010 Equity Incentive Plan.

During 2014, approximately 441,000 options were granted to certain of our employees under the Amended and Restated Equity Plan at an exercise price of $8.00 per share. The fair value of the option grant was estimated to be $3.84 using the Black-Scholes option pricing model. During 2013, approximately 392,000 options were granted to certain of our employees under the Amended and Restated Equity Plan at an exercise price of $9.29 per share. The fair value of the option grant was estimated to be $4.10 using the Black-Scholes option pricing model. During 2012, approximately 385,000 options were granted to certain of our employees under the 2010 Equity Incentive Plan at an exercise price of $6.58 per share. The fair value of the option grant was estimated to be $4.04 using the Black-Scholes option pricing model.

The fair value of each option granted during the years ended January 3, 2015, December 28, 2013 and December 29, 2012 was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:

	For the Year Ended
	January 3, 2015	December 28, 2013	December 29, 2012
Risk-free interest rate	2.7%	1.7%	2.4%
Average expected life (years)	10.0	10.0	6.5
Expected volatility	58.5%	32.3%	66.4%
Expected dividend yield	2.9%	—	—

Stock option activity was as follows:

		Weighted	Weighted	Aggregate
	Stock	average	average	intrinsic
	Options	exercise	contractual term	value
	(in thousands)	price	(years)	(in thousands)
Outstanding at December 31, 2011	284	$17.06	1.7	$213.8

Granted	385	6.58
Forfeited or expired	(201)	20.13

Outstanding at December 29, 2012	468	$7.13	7.3	$788.8

Granted	392	9.29
Forfeited or expired	(30)	6.58

Outstanding at December 28, 2013	830	$8.17	7.6	$811.9

Granted	441	8.00
Forfeited or expired	(50)	16.45

Outstanding at January 3, 2015	1,221	$7.77	7.6	$400.7

Vested at January 3, 2015	407	$6.12	5.5	$400.7

Vested or expected to vest at January 3, 2015	1,221	$7.77	7.6	$400.7

The aggregate intrinsic value amounts in the table above represent the difference between the closing price of our common stock on the New York Stock Exchange on January 2, 2015, which was $7.00 (December 27, 2013— $8.06; December 28, 2012—$7.90), and the exercise price, multiplied by the number of in-the-money stock options as of the same date. There were no stock options exercised during the years ended January 3, 2015, December 28, 2013 and December 29, 2012.

Total compensation cost related to unvested options under the Amended and Restated Equity Plan not yet recognized is $1.7 million. The total fair value of options that vested during the year ended January 3, 2015 was $1.3 million.

Outstanding options at January 3, 2015 were as follows:

	Options Outstanding			Options Exercisable
	Number	Remaining	Weighted	Number	Weighted
Exercise	of Options	Contractual	Average Exercise	of Options	Average Exercise
Price	(in thousands)	Life (Years)	Price	(in thousands)	Price
$3.41	75	0.6	$3.41	75	$3.41
$6.58	313	6.8	$6.58	313	$6.58
$8.00	441	9.1	$8.00	—	$—
$9.29	392	8.0	$9.29	19	$9.29

	1,221	7.6	$7.77	407	$6.12

Long-Term Incentive Plans

Amended and Restated Equity Plan

Our shareowners approved our 2010 Equity Incentive Plan at the Annual and Special Meeting of Shareowners held on May 4, 2010. Awards under the 2010 Equity Incentive Plan may be in the form of incentive stock options, non-qualified stock options, restricted shares, restricted share units, performance shares, performance units, stock appreciation rights, and stock payments to employees, directors and outside consultants. The 2010 Equity Incentive Plan is administered by the HRCC or any other board committee as may be designated by the board from time to time. At the inception of the 2010 Equity Incentive Plan, 4,000,000 shares were reserved for future issuance, subject to adjustment upon a share split, share dividend, recapitalization, and other similar transactions and events.

On February 14, 2013, our board of directors adopted the Amended and Restated Equity Plan, pursuant to which the 2010 Equity Incentive Plan was amended and restated to, among other things, increase the number of shares that may be issued under the plan to 12,000,000 shares and to provide that the number of shares available for issuance will be reduced 2.0 shares for each share issued pursuant to a “full-value” award (i.e., an award other than an option or stock appreciation right) after the effective date of the amendment and restatement. The Amended and Restated Equity Plan was approved by Cott’s shareowners on April 30, 2013.

Awards under the Amended and Restated Equity Plan may be in the form of incentive stock options, non-qualified stock options, restricted shares, restricted share units, performance shares, performance units, stock appreciation rights, and stock payments to employees, directors and outside consultants. The Amended and Restated Equity Plan is administered by the HRCC or any other board committee as may be designated by the board from time to time.

On May 8, 2014, we granted 111,880 common shares to the non-management members of our board of directors under the Amended and Restated Equity Plan with a grant date fair value of approximately $0.8 million. The common shares were issued in consideration of the directors’ annual board retainer fee and were vested upon issuance.

In February 2014, we granted 273,906 Performance-based RSUs, 368,125 Time-based RSUs and 440,820 stock options to certain of our employees. The Performance-based RSUs vest based on the achievement of a specified target level of pre-tax income for the period beginning on December 29, 2013 and ending on the last day of our 2016 fiscal year. The amount of Performance-based RSUs that may vest and the related unrecognized compensation cost is subject to change based on the level of targeted pre-tax income that is achieved during the period beginning on December 29, 2013 and ending on the last day of our 2016 fiscal year. The Time-based RSUs and the stock options vest on the last day of our 2016 fiscal year.

On December 16, 2014, we granted 1,082,348 Performance-based RSUs to certain of our employees in connection with the DSS Acquisition. The Performance-based RSUs vest based upon the achievement of specified level of DSS EBITDA (weighted 60%), revenue (weighted 20%) and “net cooler rental activity” (which is net new cooler rental customers, or total cooler rental customer additions for the year less total cooler rental customers who terminated service in the year) (weighted 20%) over the three-year period ending at the end of fiscal 2017. The amount of Performance-based RSUs that may vest and the related unrecognized compensation cost is subject to change based on the level of performance objectives that are achieved during the period beginning on December 28, 2014 and ending on the last day of DSS’s 2017 fiscal year.

In 2013, we granted 87,190 common shares to the non-management members of our board of directors under the Amended and Restated Equity Plan with a grant date fair value of approximately $0.8 million. The common shares were issued in consideration of the directors’ annual board retainer fee and were vested upon issuance.

In 2013, we granted 247,181 Performance-based RSUs, 382,452 Time-based RSUs and 392,131 stock options to certain of our employees. The Performance-based RSUs vest based on the achievement of a specified target level of pre-tax income for the period beginning on December 30, 2012 and ending on the last day of our 2015 fiscal year. The amount of Performance-based RSUs that may vest and the related unrecognized compensation cost is subject to change based on the level of targeted pre-tax income that is achieved during the period beginning on December 30, 2012 and ending on the last day of our 2015 fiscal year. The Time-based RSUs and the stock options vest on the last day of our 2015 fiscal year.

In 2012, we granted 96,010 common shares to the non-management members of our board of directors under the 2010 Equity Incentive Plan with a grant date fair value of approximately $0.7 million. The common shares were issued in consideration of the directors’ annual board retainer fee and were vested upon issuance.

In 2012, we granted 330,969 Performance-based RSUs, 441,996 Time-based RSUs and 384,546 stock options to certain of our employees. The Performance-based RSUs vest based on the achievement of a specified target level of pre-tax income for the period beginning on January 1, 2012 and ending on the last day of our 2014 fiscal year. The Time-based RSUs vested on the last day of our 2014 fiscal year and we issued 306,398 shares, before shares withheld to satisfy the employees’ tax obligations. At January 3, 2015, the Performance-based RSUs were estimated to vest at a level of 72%, or 199,361 shares. During February 2015, the HRCC approved adjustments to the pre-tax income performance objective and as a result, the Performance-based RSUs vesting level was determined to be 92%. This adjustment was considered to be a modification of the Performance-based RSUs, and the fair value of the additional shares vested as a result of the modification was recognized as incremental share-based compensation expense subsequent to January 3, 2015. The Performance-based RSUs vested on February 17, 2015 and we issued 254,741 shares, before shares withheld to satisfy the employees’ tax obligations. The stock options vested on the last day of our 2014 fiscal year.

During the year ended January 3, 2015, Performance-based RSU and Time-based RSU activity was as follows:

	Number of	Weighted Average	Number of	Weighted Average
	Performance-	Grant-Date	Time-based	Grant-Date
	based RSUs	Fair Value	RSUs	Fair Value
	(in thousands)		(in thousands)
Balance at December 28, 2013	534	$7.81	831	$8.04
Awarded	1,356	6.68	368	8.00
Issued	—	—	(467)	7.14
Cancelled	(77)	6.58	—	—
Forfeited	(31)	7.90	(68)	8.26

Outstanding at January 3, 2015	1,782	$7.01	664	$8.63

Vested or expected to vest at January 3, 2015	1,553	$6.67	664	$8.63

Shares to be issued pursuant to Time-based RSUs, Performance-based RSUs, or stock options that are forfeited, expired, or are cancelled or settled without the issuance of shares return to the pool of shares available for issuance under the Amended and Restated Equity Plan. As of January 3, 2015, there were 3,745,262 shares available for future issuance under the Amended and Restated Equity Plan (which include Performance-based RSUs awarded in 2012 estimated to vest at a level of 72% at January 3, 2015).

Note 9—Net Income per Common Share

Basic net income per common share is calculated by dividing net income attributed to Cott Corporation by the weighted average number of common shares outstanding during the periods presented. Diluted net income per common share is calculated by dividing diluted net income attributed to Cott Corporation by the weighted average number of common shares outstanding adjusted to include the effect, if dilutive, of the exercise of in-the-money stock options, Performance-based RSUs, Time-based RSUs and Convertible Preferred Shares during the periods presented. The dilutive effect of the Convertible Preferred Shares was calculated using the if-converted method. In applying the if-converted method, the convertible shares are assumed to have been converted at the beginning of the period (or at the time of issuance, if later).

Set forth below is a reconciliation of the numerator and denominator for the diluted earnings per common share computations for the periods indicated:

Numerator

	For the Year Ended
	January 3,	December 28,	December 29,
(in millions of U.S. dollars)	2015	2013	2012
Net income attributed to Cott Corporation	$10.0	$16.2	$48.2
Plus:
Accumulated dividends on convertible preferred shares [1]	0.6	—	—

Diluted net income attributed to Cott Corporation	$10.6	$16.2	$48.2

Denominator

	For the Year Ended
	January 3,	December 28,	December 29,
(in thousands)	2015	2013	2012
Weighted average number of shares outstanding - basic	93,777	94,750	94,553
Dilutive effect of stock options	83	55	32
Dilutive effect of Performance-based RSUs	325	303	58
Dilutive effect of Time-based RSUs	619	525	132
Dilutive effect of Convertible Preferred Shares [1]	1,096	—	—

Adjusted weighted average number of shares outstanding - diluted	95,900	95,633	94,775

1.	The accumulated dividends on Convertible Preferred Shares were added back to the numerator to calculate diluted net income per common share because the Convertible Preferred Shares were assumed to have been converted at the time of issuance.

At January 3, 2015, options to purchase 832,951 (December 28, 2013—442,131; December 29, 2012—50,000) shares of common stock at a weighted average exercise price of $8.61 (December 28, 2013—$10.10; December 29, 2012—$16.45) were not included in the computation of diluted net income per common share because the options’ exercise prices were greater than the average market price of the common shares.

Note 10—Segment Reporting

Our product lines include CSDs, 100% shelf stable juice and juice-based products, clear, still and sparkling flavored waters, energy drinks and shots, sports products, new age beverages, ready-to-drink teas and alcoholic beverages, beverage concentrates, liquid enhancers and freezables, as well as hot chocolate, coffee, malt drinks, creamers/whiteners and cereals. At the beginning of 2014, our business operated through three reporting segments—North America, U.K, and All Other (which includes our Mexico operating segment, our RCI operating segment and other miscellaneous expenses). Corporate is not treated as a segment; it includes certain general and administrative costs that are not allocated to any of the reporting segments. During the fourth quarter of 2013, management reviewed our reporting segments and determined to combine our Mexico and RCI reporting segments with the segment previously classified as All Other into one reporting segment classified as All Other. Prior year information has been updated to reflect the change in our reporting segments. In December 2014, we added a fourth reporting segment, DSS, in connection with the DSS Acquisition. The DSS Acquisition extended our beverage portfolio into new and growing markets, including HOD, OCS and filtration services.

	January 3, 2015
(in millions of U.S. dollars)	North America	DSS	U.K.	All Other	Corporate	Total
External revenue [1]	$1,411.2	$28.7	$597.9	$65.0	$—	$2,102.8
Depreciation and amortization	82.1	5.2	21.7	1.7	—	110.7
Operating income (loss)	29.7	(1.7)	26.3	10.0	(48.6)	15.7
Property, plant & equipment, net	331.9	406.5	109.9	7.3	—	855.6
Goodwill	123.7	556.9	58.5	4.5	—	743.6
Intangibles and other assets, net	266.8	415.5	99.2	0.2	—	781.7
Total assets [2]	1,077.7	1,572.8	426.8	30.4	—	3,107.7
Additions to property, plant &equipment	29.2	3.4	13.3	0.8	—	46.7

1.	Intersegment revenue between North America and the other reporting segments was $22.4 million for the year ended January 3, 2015.
2.	Excludes intersegment receivables, investments and notes receivable.

	December 28, 2013
(in millions of U.S. dollars)	North America	U.K.	All Other	Corporate	Total
External revenue [1]	$1,535.2	$494.3	$64.5	$—	$2,094.0
Depreciation and amortization	84.2	14.2	2.2	—	100.6
Operating income (loss)	67.1	25.6	7.2	(11.7)	88.2
Property, plant & equipment, net	360.1	111.0	9.4	—	480.5
Goodwill	125.9	8.8	4.5	—	139.2
Intangibles and other assets, net	268.2	27.7	0.3	—	296.2
Total assets [2]	1,088.2	296.3	39.2	—	1,423.7
Additions to property, plant & equipment	41.6	12.4	1.3	—	55.3

1.	Intersegment revenue between North America and the other reporting segments was $21.0 million for the year ended December 28, 2013.
2.	Excludes intersegment receivables, investments and notes receivable.

	December 29, 2012
(in millions of U.S. dollars)	North America	U.K.	All Other	Corporate	Total
External revenue [1]	$1,707.4	$473.2	$70.0	$—	$2,250.6
Depreciation and amortization	82.3	13.2	1.8	—	97.3
Operating income (loss)	90.8	27.1	4.3	(12.1)	110.1
Property, plant & equipment, net	379.9	99.5	9.3	—	488.7
Goodwill	127.7	—	4.5	—	132.2
Intangibles and other assets, net	301.1	13.9	0.4	—	315.4
Total assets [2]	1,246.4	273.8	44.3	—	1,564.5
Additions to property, plant & equipment	52.9	14.3	2.5	—	69.7

1.	Intersegment revenue between North America and the other reporting segments was $16.4 million for the year ended December 29, 2012.
2.	Excludes intersegment receivables, investments and notes receivable.

For the year ended January 3, 2015, sales to Walmart accounted for 26.1% (2013—30.1%; 2012—31.0%) of our total revenue, 33.3% of our North America reporting segment revenue (2013—36.1%; 2012—36.3%), 12.7% of our U.K. reporting segment revenue (2013—14.8%; 2012—14.9%), 3.8% of our All Other reporting segment revenue (2013—3.9%; 2012—12.0%) and 2.7% of our DSS reporting segment revenue.

Credit risk arises from the potential default of a customer in meeting its financial obligations with us. Concentrations of credit exposure may arise with a group of customers that have similar economic characteristics or that are located in the same geographic region. The ability of such customers to meet obligations would be similarly affected by changing economic, political or other conditions. We are not currently aware of any facts that would create a material credit risk.

Revenues for our DSS reporting segment from sales to external customers were located exclusively in the United States. Revenues attributed to external customers located outside of Canada are displayed separately within the U.K. and All Other reporting segments above, with the exception of revenues attributed to external customers located in the United States, which are reported within the North America reporting segment. Revenues generated from sales to external customers in the United States for the North America reporting segment were as follows:

	For the Year Ended
	January 3,	December 28,	December 29,
(in millions of U.S. dollars)	2015	2013	2012
United States	$1,259.7	$1,348.0	$1,485.2

Total	$1,259.7	$1,348.0	$1,485.2

Revenues by channel by reporting segment were as follows:

	For the Year Ended January 3, 2015
(in millions of U.S. dollars)	North America	DSS	U.K.	All Other	Total
Revenue
Private label retail	$1,205.2	$2.1	$298.9	$7.4	$1,513.6
Branded retail	106.8	2.6	173.8	4.5	287.7
Contract packaging	80.2	—	123.1	24.6	227.9
Home and office bottled water delivery	—	15.8	—	—	15.8
Office coffee services	—	4.3	—	—	4.3
Concentrate and other	19.0	3.9	2.1	28.5	53.5

Total	$1,411.2	$28.7	$597.9	$65.0	$2,102.8

	For the Year Ended December 28, 2013
(in millions of U.S. dollars)	North America	U.K.	All Other	Total
Revenue
Private label retail	$1,363.8	$283.4	$7.6	$1,654.8
Branded retail	113.6	111.6	5.4	230.6
Contract packaging	47.0	97.1	24.3	168.4
Home and office bottled water delivery	—	—	—	—
Office coffee services	—	—	—	—
Concentrate and other	10.8	2.2	27.2	40.2

Total	$1,535.2	$494.3	$64.5	$2,094.0

	For the Year Ended December 29, 2012
(in millions of U.S. dollars)	North America	U.K.	All Other	Total
Revenue
Private label retail	$1,531.5	$283.5	$15.9	$1,830.9
Branded retail	128.1	79.5	6.2	213.8
Contract packaging	34.1	108.0	18.5	160.6
Home and office bottled water delivery	—	—	—	—
Office coffee services	—	—	—	—
Concentrate and other	13.7	2.2	29.4	45.3

Total	$1,707.4	$473.2	$70.0	$2,250.6

Property, plant & equipment, net by geographic area as of January 3, 2015 and December 28, 2013 were as follows:

	January 3,	December 28,
(in millions of U.S. dollars)	2015	2013
North America	$738.4	$360.1
U.K.	109.9	111.0
All Other	7.3	9.4

Total	$855.6	$480.5

Note 11—Accounts Receivable, Net

The following table summarizes accounts receivable, net as of January 3, 2015 and December 28, 2013:

	January 3,	December 28,
(in millions of U.S. dollars)	2015	2013
Trade receivables	$299.8	$199.5
Allowance for doubtful accounts	(6.5)	(5.8)
Other	12.4	9.6

Total	$305.7	$203.3

Note 12—Inventories

The following table summarizes inventories as of January 3, 2015 and December 28, 2013:

	January 3,	December 28,
(in millions of U.S. dollars)	2015	2013
Raw materials	$105.8	$89.0
Finished goods	127.3	126.3
Resale items	17.4	—
Other	20.8	17.8

Total	$271.3	$233.1

Note 13—Property, Plant & Equipment

The following table summarizes property, plant and equipment as of January 3, 2015 and December 28, 2013:

		January 3, 2015			December 28, 2013
(in millions of U.S. dollars)	Estimated Useful Life in Years	Cost	Accumulated Depreciation	Net	Cost	Accumulated Depreciation	Net
Land	n/a	$101.0	$—	$101.0	$28.1	$—	$28.1
Buildings	10-40	220.8	73.7	147.1	162.6	74.2	88.4
Machinery and equipment	7-15	759.8	402.8	357.0	721.0	393.4	327.6
Plates, films and molds	1-10	21.5	13.2	8.3	41.8	32.1	9.7
Vending	5-10	11.2	10.8	0.4	12.1	11.2	0.9
Vehicles and transportation equipment	3-15	64.3	1.3	63.0	0.7	0.6	0.1
Leasehold improvements [1]		46.5	26.9	19.6	36.5	23.1	13.4
IT Systems	3-7	13.4	7.1	6.3	8.9	7.3	1.6
Furniture and fixtures	3-10	9.2	5.9	3.3	10.3	8.8	1.5
Customer equipment [2]	2-10	120.5	1.5	119.0	—	—	—
Returnable bottles [3]	3	23.2	0.4	22.8	—	—	—
Capital leases [4]		14.4	6.6	7.8	14.3	5.1	9.2

Total		$1,405.8	$550.2	$855.6	$1,036.3	$555.8	$480.5

1.	Leasehold improvements are amortized over the remaining life of the lease or useful life, whichever is shorter.
2.	Customer equipment consists of coolers, brewers, refrigerators, water purification devices and storage racks held on site at DSS customer locations.
3.	Returnable bottles are those bottles on site at DSS customer locations.
4.	Our recorded assets under capital leases primarily relate to buildings and machinery and equipment.

Depreciation expense, which includes depreciation recorded for assets under capital leases, for the year ended January 3, 2015 was $74.7 million ($69.2 million—December 28, 2013; $65.6 million —December 29, 2012).

Note 14—Intangibles and Other Assets

The following table summarizes intangibles and other assets as of January 3, 2015 and December 28, 2013:

	January 3, 2015			December 28, 2013
		Accumulated			Accumulated
(in millions of U.S. dollars)	Cost	Amortization	Net	Cost	Amortization	Net
Intangibles
Not subject to amortization
Rights	$45.0	$—	$45.0	$45.0	$—	$45.0
DSS Trademarks	183.1	—	183.1	—	—	—

Total intangibles not subject to amortization	228.1	—	228.1	45.0	—	45.0

Subject to amortization
Customer relationships	646.2	174.6	471.6	379.5	167.5	212.0
Trademarks	33.5	26.9	6.6	32.6	25.2	7.4
Information technology	53.3	25.7	27.6	50.4	32.9	17.5
Other	7.6	3.6	4.0	6.6	4.0	2.6

Total intangibles subject to amortization	740.6	230.8	509.8	469.1	229.6	239.5

Total Intangibles	968.7	230.8	737.9	514.1	229.6	284.5

Other Assets
Financing costs	37.5	8.6	28.9	26.3	16.2	10.1
Deposits	7.8	—	7.8	1.1	—	1.1
Other	8.4	1.3	7.1	0.9	0.4	0.5

Total Other Assets	53.7	9.9	43.8	28.3	16.6	11.7

Total Intangibles & Other Assets	$1,022.4	$240.7	$781.7	$542.4	$246.2	$296.2

Amortization expense of intangible and other assets was $38.5 million during 2014 ($34.2 million—December 28, 2013; $35.4 million—December 29, 2012). Amortization of intangibles includes $3.2 million ($2.9 million—December 28, 2013; $2.9 million—December 29, 2012) relating to information technology assets and $2.5 million ($2.8 million—December 28, 2013; $3.7 million—December 29, 2012) relating to deferred financing assets.

The estimated amortization expense for intangible assets subject to amortization over the next five years is:

(in millions of U.S. dollars)
2015	$72.7
2016	66.5
2017	58.8
2018	51.2
2019	43.9
Thereafter	216.7

Total	$509.8

Note 15—Accounts Payable and Accrued Liabilities

The following table summarizes accounts payable and accrued liabilities as of January 3, 2015 and December 28, 2013:

	January 3,	December 28,
(in millions of U.S. dollars)	2015	2013
Trade payables	$231.7	$196.8
Deferred income taxes	0.3	0.2
Accrued compensation	44.0	19.1
Accrued sales incentives	31.5	28.4
Accrued interest	4.2	11.2
Payroll, sales and other taxes	17.8	14.8
Accrued deposits	30.6	—
Other accrued liabilities	60.2	27.2

Total	$420.3	$297.7

Note 16—Debt

Our total debt as of January 3, 2015 and December 28, 2013 was as follows

(in millions of U.S. dollars)	January 3, 2015	December 28, 2013
8.375% senior notes due in 2017 [1]	$—	$14.9
8.125% senior notes due in 2018	—	375.0
6.750% senior notes due in 2020	625.0	—
10.000% senior notes due in 2021 [2]	405.6	—
5.375% senior notes due in 2022	525.0	—
ABL facility	229.0	50.8
GE Term Loan	8.2	10.3
Capital leases and other debt financing	5.2	7.2

Total debt	1,798.0	458.2
Less: Short-term borrowings and current debt:
ABL facility	229.0	50.8

Total short-term borrowings	229.0	50.8
GE Term Loan - current maturities	2.0	1.9
Capital leases and other debt financing - current maturities	2.0	2.0

Total current debt	233.0	54.7

Total long-term debt	$1,565.0	$403.5

1.	Our 8.375% senior notes were issued at a discount of 1.425% on November 13, 2009. The unamortized discount balance at December 28, 2013 was $0.1 million.
2.	The outstanding aggregate principal amount of the DSS Notes of $350.0 million was assumed by Cott at fair value of $406.0 million in connection with the DSS Acquisition. The fair value premium of $56.0 million is being amortized to interest expense using the effective interest method over the remaining contractual term of the DSS Notes. The effective interest rate is 7.010%.

The long-term debt payments (which include current maturities of long-term debt) required in each of the next five years and thereafter are as follows:

(in millions of U.S. dollars)	Long Term Debt (incl. current)
2015	$233.0
2016	3.7
2017	3.0
2018	2.0
2019	0.2
Thereafter	1,500.5

$1,742.4

Asset-Based Lending Facility

On March 31, 2008, we entered into a credit agreement with JPMorgan Chase Bank, N.A. as Agent that created the ABL facility to provide financing for our North America, U.K. and Mexico operations. In connection with our acquisition of substantially all of the assets and liabilities of Cliffstar Corporation and its affiliated companies (the “Cliffstar Acquisition”), we refinanced the ABL facility on August 17, 2010 to, among other things, provide for the Cliffstar Acquisition, the issuance of the 2018 Notes (described below) and the application of net proceeds therefrom, the underwritten public offering of 13,340,000 common shares at a price of $5.67 per share and the application of net proceeds therefrom and to increase the amount available for borrowings to $275.0 million. We drew down a portion of the indebtedness under the ABL facility in order to fund the Cliffstar Acquisition. We incurred $5.4 million of financing fees in connection with the refinancing of the ABL facility.

On July 19, 2012, we amended the ABL facility to, among other things, extend the maturity date. We incurred $1.2 million of financing fees in connection with the amendment of the ABL facility.

On October 22, 2013, we amended the ABL facility to, among other things, (1) provide for an increase in the lenders’ commitments under the ABL facility to $300.0 million, as well as an increase to the accordion feature, which permits us to increase the lenders’ commitments under the ABL facility to $350.0 million, subject to certain conditions, (2) extend the maturity date, and (3) provide for greater flexibility under certain covenants. We incurred approximately $0.7 million of financing fees in connection with the amendment of the ABL facility.

On May 28, 2014, we amended the ABL facility to increase our ability to incur certain unsecured debt and earnout consideration for permitted acquisitions, as well as to allow us to add additional borrowers and to designate additional guarantors to be included in the borrowing base calculation. We incurred approximately $0.2 million of financing fees in connection with the amendment of the ABL facility. These costs are included in the selling, general, and administrative expenses of our Consolidated Statements of Operations.

On December 12, 2014, in connection with the DSS Acquisition, we amended the ABL facility to, among other things, (1) provide for an increase in the lenders’ commitments under the ABL facility to $400.0 million (which, with the accordion feature, if used, permits us to increase the lenders’ commitments under the ABL facility to $450.0 million, subject to certain conditions), (2) extend the maturity date to the earliest of (i) December 12, 2019, (ii) June 12, 2019, if we have not redeemed, repurchased or refinanced the 2020 Notes (described below) by May 28, 2019, or (iii) any earlier date on which the commitments under the ABL facility are reduced to zero or otherwise terminated, (3) include DSS and its subsidiaries as borrowers, (4) permit certain adjustments to the borrowing base calculation, (5) permit the debt, liens and intercreditor arrangements contemplated by the supplemental indenture entered into in connection with the DSS Notes (described below), (6) permit certain other indebtedness that we intend to issue or assume in connection with the DSS Acquisition, (7) permit certain other changes to dollar thresholds and limitations within our covenants generally reflecting the increased size of the facility. We incurred approximately $1.7 million of financing fees in connection with the amendment of the ABL facility.

The financing fees incurred in connection with the refinancing of the ABL facility on August 17, 2010, along with the financing fees incurred in connection with the amendments of the ABL facility, other than the amendment on May 28, 2014, are being amortized using the straight-line method over the duration of the amended ABL facility. Each of the amendments, with the exception of the amendment on May 28, 2014, was considered to be a modification of the original agreement under GAAP.

As of January 3, 2015, our total availability under the ABL facility was $317.2 million, which was based on our borrowing base (accounts receivables, inventory, and fixed assets) as of January 15, 2015 (the December month-end under the terms of the credit agreement governing our ABL facility). We had $229.0 million of outstanding borrowings under the ABL facility and $6.9 million in outstanding letters of credit. As a result, our aggregate availability under the ABL facility was $81.3 million. In connection with the DSS Acquisition, $29.4 million was required to cash collateralize certain DSS self-insurance programs. The $29.4 million was funded with borrowings against our ABL facility, and the cash collateral is included within prepaid and other current assets on our Consolidated Balance Sheet at January 3, 2015. Subsequent to January 3, 2015 additional letters of credit were issued from our available ABL facility capacity, and the cash collateral was returned to the Company, which was used to repay a portion of our outstanding ABL facility.

The commitment fee was 0.375% per annum of the unused commitment of $164.1 million, which was based on our total ABL facility commitment of $400.0 million excluding outstanding borrowings and outstanding letters of credit. Each month’s borrowing base is not effective until submitted to the lenders, which usually occurs on the fifteenth day of the following month.

The weighted average effective interest rate at January 3, 2015 on our outstanding LIBOR and Prime loans was 2.2%. The effective interest rates are based on our consolidated leverage ratio.

5.375% Senior Notes due in 2022

On June 24, 2014, we issued $525.0 million of our 5.375% senior notes due 2022 (the “2022 Notes”) to qualified purchasers in a private placement under Rule 144A and Regulation S under the Securities Act of 1933. The 2022 Notes were issued under an indenture with Wells Fargo Bank, National Association, as trustee. The issuer of the 2022 Notes is our wholly-owned U.S. subsidiary Cott Beverages Inc., and we and most of our U.S., Canadian and U.K. subsidiaries guarantee the 2022 Notes. The interest on the 2022 Notes is payable semi-annually on January 1st and July 1st of each year commencing on January 1, 2015.

We incurred $9.2 million of financing fees in connection with the issuance of the 2022 Notes. The financing fees are being amortized using the effective interest method over an eight-year period, which represents the term to maturity of the 2022 Notes.

10.000% Senior Notes due in 2021

On August 30, 2013, DS Services of America, Inc. (formerly DS Waters of America, Inc.) issued $350.0 million of the DSS Notes to qualified purchasers in a private placement under Rule 144A and Regulations S under the Securities Act. The DSS Notes were issued under an indenture with Wilmington Trust, National Association, as trustee and as collateral agent. The interest on the DSS Notes is payable semi-annually on March 1st and September 1st of each year commencing on March 1, 2014. Pursuant to a consent solicitation statement dated November 13, 2014, as amended on November 25, 2014, and its accompanying consent letter, dated November 13, 2014, DSS solicited consent from the holders of the DSS Notes to certain modifications and amendments to the August 30, 2013 indenture and related security documents. On December 2, 2014, the requisite consents from the holders of the DSS Notes were obtained, with a consent payment of approximately $19.2 million. At the DSS Acquisition closing, we and most of our U.S., Canadian and U.K. subsidiaries executed a supplemental indenture to be added as guarantors to the DSS Notes.

The DSS Notes were recorded at their fair value of $406.0 million as part of the DSS Acquisition. The difference between the fair value and the principal amount of $350.0 million is amortized as a component of interest expense over the remaining contractual term of the DSS Notes. We incurred approximately $26.5 million of consent solicitation fees and bridge financing commitment fees. These costs are included in the selling, general, and administrative expenses of our Consolidated Statements of Operations.

6.750% Senior Notes due in 2020

On December 12, 2014, we issued the 2020 Notes to qualified purchasers in a private placement under Rule 144A and Regulation S under the Securities Act of 1933. The 2020 Notes were issued under an indenture with Wells Fargo Bank, National Association, as trustee. The issuer of the 2020 Notes is our wholly-owned U.S. subsidiary Cott Beverages Inc., and we and most of our U.S., Canadian and U.K. subsidiaries guarantee the 2020 Notes. The interest on the 2020 Notes is payable semi-annually on January 1st and July 1st of each year commencing on July 1, 2015.

We incurred $14.4 million of financing fees in connection with the issuance of the 2020 Notes. The financing fees are being amortized using the effective interest method over a five-year period, which represents the term to maturity of the 2020 Notes.

8.125% Senior Notes due in 2018

On August 17, 2010, we issued the 2018 Notes. The issuer of the 2018 Notes was our wholly-owned U.S. subsidiary Cott Beverages Inc., and we and most of our U.S., Canadian and U.K. subsidiaries guaranteed the 2018 Notes. The interest on the 2018 Notes was payable semi-annually on March 1st and September 1st of each year. We incurred $8.6 million of financing fees in connection with the issuance of the 2018 Notes.

On June 24, 2014, we used a portion of the proceeds from our issuance of the 2022 Notes to purchase $295.9 million aggregate principal amount of our 2018 Notes in a cash tender offer. The tender offer included approximately $16.2 million in premium payments as well as accrued interest of $7.5 million, the write off of approximately $3.0 million in deferred financing fees, and other costs of approximately $0.2 million.

On July 9, 2014 and July 24, 2014, we redeemed the remaining $79.1 million aggregate principal amount of our 2018 Notes. The redemption included approximately $3.8 million in premium payments as well as accrued interest of approximately $2.5 million and the write off of approximately $0.8 million in deferred financing fees.

8.375% Senior Notes due in 2017

On November 13, 2009, we issued $215.0 million of our 8.375% senior notes due 2017 (the “2017 Notes”). The 2017 Notes were issued at a $3.1 million discount by our wholly-owned U.S. subsidiary Cott Beverages Inc., and we and most of our U.S., Canadian and U.K. subsidiaries guaranteed the 2017 Notes. The interest on the 2017 Notes was payable semi-annually on May 15th and November 15th of each year. We incurred $5.1 million of financing fees in connection with the 2017 Notes.

On November 15, 2013, we redeemed $200.0 million aggregate principal amount of our 2017 Notes at 104.118% of par. The redemption included approximately $8.2 million in premium payments, the write off of approximately $4.0 million in deferred financing fees and discount charges, and other costs of approximately $0.5 million.

On February 19, 2014, we redeemed the remaining $15.0 million aggregate principal amount of the 2017 Notes at 104.118% of par. The redemption included approximately $0.6 million in premium payments as well as the write off of approximately $0.3 million in deferred financing fees and discount charges.

GE Term Loan

In January 2008, we entered into a capital lease finance arrangement with General Electric Capital Corporation (“GE Capital”) for the lease of equipment. In September 2013, we purchased the equipment subject to the lease for an aggregate purchase price of $10.7 million, with the financing for such purchase provided by GE Capital at a 5.23% interest rate.

Covenant Compliance

5.375% Senior Notes due in 2022

Under the indenture governing the 2022 Notes, we are subject to a number of covenants, including covenants that limit our and certain of our subsidiaries’ ability, subject to certain exceptions and qualifications, to (i) pay dividends or make distributions, repurchase equity securities, prepay subordinated debt or make certain investments, (ii) incur additional debt or issue certain disqualified stock or preferred stock, (iii) create or incur liens on assets securing indebtedness, (iv) merge or consolidate with another company or sell all or substantially all of our assets taken as a whole, (v) enter into transactions with affiliates and (vi) sell assets. As of January 3, 2015, we were in compliance with all of the covenants under the 2022 Notes and there have been no amendments to any such covenants since the 2022 Notes were issued.

10.000% Senior Notes due in 2021

Under the indenture governing the DSS Notes, we are subject to a number of covenants, including covenants that limit our and certain of our subsidiaries’ ability, subject to certain exceptions and qualifications, to (i) pay dividends or make distributions, repurchase equity securities, prepay subordinated debt or make certain investments, (ii) incur additional debt or issue certain disqualified stock or preferred stock, (iii) create or incur liens on assets securing indebtedness, (iv) merge or consolidate with another company or sell all or substantially all of our assets taken as a whole, (v) enter into transactions with affiliates and (vi) sell assets. As of January 3, 2015, we were in compliance with all of the covenants under the DSS Notes and there have been no amendments to any such covenants since the DSS Notes were assumed by us.

6.750% Senior Notes due in 2020

Under the indenture governing the 2020 Notes, we are subject to a number of covenants, including covenants that limit our and certain of our subsidiaries’ ability, subject to certain exceptions and qualifications, to (i) pay dividends or make distributions, repurchase equity securities, prepay subordinated debt or make certain investments, (ii) incur additional debt or issue certain disqualified stock or preferred stock, (iii) create or incur liens on assets securing indebtedness, (iv) merge or consolidate with another company or sell all or substantially all of our assets taken as a whole, (v) enter into transactions with affiliates and (vi) sell assets. As of January 3, 2015, we were in compliance with all of the covenants under the 2020 Notes and there have been no amendments to any such covenants since the 2020 Notes were issued.

8.125% Senior Notes due in 2018

Under the indenture governing the 2018 Notes, we were subject to a number of covenants, including covenants that limited our and certain of our subsidiaries’ ability, subject to certain exceptions and qualifications, to (i) pay dividends or make distributions, repurchase equity securities, prepay subordinated debt or make certain investments, (ii) incur additional debt or issue certain disqualified stock or preferred stock, (iii) create or incur liens on assets securing indebtedness, (iv) merge or consolidate with another company or sell all or substantially all of our assets taken as a whole, (v) enter into transactions with affiliates and (vi) sell assets. The 2018 Notes are no longer outstanding, but at all times prior to the redemption of the 2018 Notes on July 24, 2014, we were in compliance with all of the covenants under the 2018 Notes.

8.375% Senior Notes due in 2017

Under the indenture governing the 2017 Notes, we were subject to a number of covenants, including covenants that limited our and certain of our subsidiaries’ ability, subject to certain exceptions and qualifications, to (i) pay dividends or make distributions, repurchase equity securities, prepay subordinated debt or make certain investments, (ii) incur additional debt or issue certain disqualified stock or preferred stock, (iii) create or incur liens on assets securing indebtedness, (iv) merge or consolidate with another company or sell all or substantially all of our assets taken as a whole, (v) enter into transactions with affiliates and (vi) sell assets. The 2017 Notes are no longer outstanding, but at all times prior to the redemption of the 2017 Notes on February 19, 2014, we were in compliance with all of the covenants under the 2017 Notes.

ABL Facility

Under the credit agreement governing the ABL facility, Cott and its restricted subsidiaries are subject to a number of business and financial covenants, including a covenant requiring a minimum fixed charge coverage ratio of at least 1.1 to 1.0 effective when and if aggregate availability is less than the greater of 10% of the lenders’ commitments under the ABL facility or $40.0 million. If excess availability is less than the greater of 12.5% of the aggregate availability under the ABL facility or $50.0 million, the lenders will take dominion over the cash and will apply excess cash to reduce amounts owing under the facility. We were in compliance with all of the applicable covenants under the ABL facility as of January 3, 2015.

Note 17—Retirement Plans

Cott primarily maintains defined contribution retirement plans covering qualifying employees. The total expense with respect to these plans was $4.1 million for the year ended January 3, 2015 ($4.8 million—December 28, 2013; $6.9 million—December 29, 2012).

We also maintain four defined benefit (“DB”) plans acquired as a part of prior acquisitions. One DB plan covers certain employees at one plant in the United States under a collective bargaining agreement. In connection with the DSS Acquisition, we assumed the obligations associated with a DB plan covering certain employees of DS Services of America, Inc. These two DB plans are referred to collectively as the U.S. Plans. DB plans covering certain employees of Cott Beverages Limited and Cooke Bros. Limited in the United Kingdom are referred to collectively as the U.K. Plans. Retirement benefits for employees covered by the U.S. Plans and U.K Plans are based on years of service multiplied by a monthly benefit factor. Pension costs are funded in accordance with the provisions of the applicable law. All DB plans are closed to new participants. All DB plans are frozen. The plan covering certain employees of Cott Beverages Limited was frozen during the year ended January 3, 2015. We use a January 3, 2015 measurement date for all DB plans with the exception of the DS Services of America Inc. plan, which is measured as of December 26, 2014.

Obligations and Funded Status

The following table summarizes the change in the projected benefit obligation, change in plan assets and unfunded status of the four DB plans as of January 3, 2015 and December 28, 2013:

	January 3,	December 28,
(in millions of U.S. dollars)	2015	2013
Change in Projected Benefit Obligation
Projected benefit obligation at beginning of year	$62.5	$41.8
Transfer in	10.5	17.8
Service cost	0.2	0.5
Interest cost	2.7	2.4
Plan participant contributions	—	0.1
Benefit payments	(1.9)	(1.5)
Actuarial losses	8.5	0.7
Settlement losses	0.1	—
Curtailment gains	(0.9)	—
Translation losses (gains)	(3.8)	0.7

Projected benefit obligation at end of year	$77.9	$62.5

Change in Plan Assets
Plan assets beginning of year	$49.6	$33.2
Transfer in	7.1	11.1
Employer contributions	2.2	3.0
Plan participant contributions	—	0.1
Benefit payments	(1.8)	(1.5)
Actual return on plan assets	4.7	3.1
Translation (gains) losses	(2.7)	0.6

Fair value at end of year	$59.1	$49.6

Funded Status of Plan
Projected benefit obligation	$(77.9)	$(62.5)
Fair value of plan assets	59.1	49.6

Unfunded status	$(18.8)	$(12.9)

The accumulated benefit obligation for the DB plans equaled $77.9 million and $59.1 million at the end of 2014 and 2013, respectively.

Periodic Pension Costs

The components of net periodic pension cost were as follows:

	For the Year Ended
	January 3,	December 28,	December 29,
(in millions of U.S. dollars)	2015	2013	2012
Service cost	$0.2	$0.5	$0.5
Interest cost	2.7	2.4	1.9
Expected return on plan assets	(3.0)	(2.4)	(1.7)
Amortization of prior service costs	0.1	0.1	0.1
Amortization of net actuarial loss	0.3	0.3	1.0

Net periodic pension cost	$0.3	$0.9	$1.8

Accumulated Other Comprehensive Loss

Amounts included in accumulated other comprehensive income, net of tax, at year-end which have not yet been recognized in net periodic benefit cost were as follows:

	For the Year Ended
	January 3,	December 28,	December 29,
(in millions of U.S. dollars)	2015	2013	2012
Unamortized prior service cost	$(0.1)	$(0.2)	$(0.3)
Unrecognized net actuarial loss	(12.3)	(8.2)	(8.8)

Total accumulated other comprehensive loss	$(12.4)	$(8.4)	$(9.1)

Actuarial Assumptions

The following table summarizes the weighted average actuarial assumptions used to determine the projected benefit obligation at year-end:

	January 3,	December 28,		December 29,
	2015	2013		2012
U.K. Plans
Discount rate	3.6%	4.5%		4.7%
Rate of compensation increase	n/a	3.4	% [1]	3.3	% [1]
CPI Inflation factor	1.9%	2.4%		2.5%
U.S. Plans
Discount rate	3.9%	4.4%		4.1%
Rate of compensation increase	n/a	n/a		n/a

1.	Applicable to the plan covering certain employees of Cott Beverages Limited. This plan closed to future benefit accruals during the year ended January 3, 2015, which resulted in a curtailment gain. As a result, no assumption for rate of compensation increase was necessary in estimating the projected benefit obligation at January 3, 2015.

The following table summarizes the weighted average actuarial assumptions used to determine net periodic benefit cost for the year ended:

	January 3,	December 28,	December 29,
	2015	2013	2012
U.K. Plans
Discount rate	4.5%	4.6%	4.6%
Expected long-term rate of return on plan assets	6.2%	5.7%	5.7%
Inflation factor	2.4%	2.5%	2.5%
U.S. Plans
Discount rate	4.2%	3.5%	3.5%
Expected long-term rate of return on plan assets	7.2%	7.0%	7.0%

The Company utilizes a yield curve analysis to determine the discount rates for its DB plan obligations. The yield curve considers pricing and yield information for high quality corporate bonds with maturities matched to estimated payouts of future pension benefits. The Company evaluates its assumption regarding the estimated long-term rate of return on plan assets based on historical experience, future expectations of investment returns, asset allocations, and its investment strategy. The Company’s long-term rate of return on plan assets reflect expectations of projected weighted average market returns of plan assets. Changes in expected returns on plan assets also reflect any adjustments to the Company’s targeted asset allocation.

Asset Mix

Our DB plans weighted-average asset allocations by asset category were as follows:

	January 3,	December 28,
	2015	2013
Cash and cash equivalents	3.2%	2.8%
Equity securities	57.6%	60.0%
Fixed income investments	39.2%	37.2%

Plan Assets

Our investment policy is that plan assets will be managed utilizing an investment philosophy and approach characterized by all of the following, but listed in priority order: (1) emphasis on total return, (2) emphasis on high-quality securities, (3) sufficient income and stability of income, (4) safety of principal with limited volatility of capital through proper diversification and (5) sufficient liquidity. (The target allocation percentages for the U.K. Plans’ assets range between 60% to 80% in equity securities and 20% to 40% in fixed income investments. The target allocation percentages for the U.S. Plans’ assets range between 45% to 60% in equity securities and 40% to 55% in fixed income investments. None of our equity or debt securities are included in plan assets.)

Cash Flows

We expect to contribute $3.0 million to the DB plans during the 2015 fiscal year.

The following benefit payments are expected to be paid in the periods indicated below:

(in millions of U.S. dollars)
Expected benefit payments
FY 2015	$2.1
FY 2016	2.1
FY 2017	2.2
FY 2018	2.2
FY 2019	2.2
FY 2020 through FY 2021	12.0

The fair values of the Company’s pension plan assets at January 3, 2015 were as follows:

	January 3, 2015
(in millions of U.S. dollars)	Level 1	Level 2	Level 3
Cash and cash equivalents:
Cash and cash equivalents	$1.9	$—	$—
Equities:
International mutual funds	5.4	1.0	—
Index mutual funds	6.8	—	—
U.S. mutual funds	1.4	3.5	—
Balanced	15.4	0.4	—
Property	0.1	—	—
Other	0.1	—	—
Fixed income:
Mutual funds	18.0	3.2	—
Insurance contract	—	1.9	—

Total	$49.1	$10.0	$—

The fair values of the Company’s pension plan assets at December 28, 2013 were as follows:

	December 28, 2013
(in millions of U.S. dollars)	Level 1	Level 2	Level 3
Cash and cash equivalents:
Cash and cash equivalents	$1.3	$—	$—
Equities:
International mutual funds	6.4	—	—
Index mutual funds	6.8	—	—
U.S. mutual funds	1.1	—	—
Property	0.1
Balanced	15.1	—	—
Other	0.3	—	—
Fixed income:
Mutual funds	15.6	—	—
Insurance contract	—	2.9	—

Total	$46.7	$2.9	$—

Note 18—Accumulated Other Comprehensive (Loss) Income

Changes in accumulated other comprehensive (loss) income (“AOCI”) by component1 for the year ended January 3, 2015 were as follows:

	January 3, 2015
	Gains and Losses	Pension	Currency
	on Derivative	Benefit	Translation
(in millions of U.S. dollars)	Instruments	Plan Items	Adjustment	Total
Beginning balance December 28, 2013	$0.2	$(8.4)	$(8.6)	$(16.8)

OCI before reclassifications	(0.7)	(4.3)	(30.2)	(35.2)
Amounts reclassified from AOCI	0.7	0.3	—	1.0

Net current-period OCI	—	(4.0)	(30.2)	(34.2)

Ending balance January 3, 2015	$0.2	$(12.4)	$(38.8)	$(51.0)

3.	All amounts are net of tax. Amounts in parenthesis indicate debits.

The following table summarizes the amounts reclassified from AOCI1 for the years ended January 3, 2015 and December 28, 2013.

(in millions of U.S. dollars)
	For the Year Ended		Affected Line Item in
	January 3,	December 28,	the Statement Where
Details About AOCI Components	2015	2013	Net Income Is Presented
Gains and losses on derivative instruments
Foreign currency and commodity hedges	$(1.0)	$0.6	Cost of sales

	$(1.0)	$0.6	Total before taxes
	0.3	—	Tax (expense) or benefit

	$(0.7)	$0.6	Net of tax

Amortization of pension benefit plan items
Prior service costs [2]	$(0.1)	$(0.4)
Actuarial adjustments [2]	—	(0.1)
Actuarial (losses)/gains [2]	(0.3)	(0.1)

	(0.4)	(0.6)	Total before taxes
	0.1	(0.3)	Tax (expense) or benefit

	$(0.3)	$(0.9)	Net of tax

Total reclassifications for the period	$(1.0)	$(0.3)	Net of tax

3.	Amounts in parenthesis indicate debits.
4.	These AOCI components are included in the computation of net periodic pension cost.

Note 19—Commitments and Contingencies

We lease buildings, machinery and equipment, computer hardware and furniture and fixtures. All contractual increases and rent free periods included in the lease contract are taken into account when calculating the minimum lease payment and recognized on a straight-line basis over the lease term. Certain leases have renewal periods and contingent rentals, which are not included in the table below. The minimum annual payments under operating leases are as follows:

(in millions of U.S. dollars)
2015	$28.3
2016	27.2
2017	23.8
2018	20.2
2019	17.7
Thereafter	97.5

Total	$214.7

Operating lease expenses were:

(in millions of U.S. dollars)
Year ended January 3, 2015	$20.2
Year ended December 28, 2013	21.4
Year ended December 29, 2012	23.8

Total	$65.4

Operating lease expenses are shown net of sublease income of $1.2 million for 2014. As of January 3, 2015, we had commitments for capital expenditures of approximately $5.0 million.

We are subject to various claims and legal proceedings with respect to matters such as governmental regulations, and other actions arising out of the normal course of business. Management believes that the resolution of these matters will not have a material adverse effect on our financial position, results of operations, or cash flow.

In June 2013, we completed the Calypso Soft Drinks Acquisition, which included a deferred payment of approximately $2.3 million paid on the first anniversary of the closing date, and a deferred payment of approximately $3.0 million to be paid on the second anniversary of the closing date.

In March 2014, we had a favorable legal settlement in the amount of $3.5 million, of which $3.0 million was collected in April 2014 and $0.5 million was collected in December 2014.

In May 2014, we completed the Aimia Acquisition, which included deferred consideration of £19.9 million ($33.5 million), which was paid by us on September 15, 2014 and aggregate contingent consideration of up to £16.0 million ($26.9 million), which is payable upon achievement of certain measures related to Aimia’s performance during the twelve months ending July 1, 2016.

We had $6.9 million in standby letters of credit outstanding as of January 3, 2015 ($7.5 million— December 28, 2013; $11.0 million—December 29, 2012).

We have future purchase obligations of $209.0 million that consist of commitments for the purchase of inventory, energy transactions, and payments related to professional fees and information technology outsourcing agreements. These obligations represent the minimum contractual obligations expected under the normal course of business.

Note 20—Preferred Shares

As a portion of the consideration in the DSS Acquisition, we issued to certain former security holders of DSS approximately $116.1 million of Convertible Preferred Shares and approximately $32.7 million of Non-Convertible Preferred Shares, which shares are redeemable at our option. At any time following the third anniversary of their issuance, at the option of the holders, the Convertible Preferred Shares will be convertible into common shares of Cott Corporation. The conversion rate will initially be 159.24 common shares per $1,000 face value of Convertible Preferred Shares, which is equivalent to a conversion price of approximately $6.28 per common share. The conversion rate will be subject to adjustment upon certain events. Holders of the Convertible Preferred Shares and Non-Convertible Preferred Shares can require us to redeem such shares upon a change of control of Cott or at any time on or after the ninth anniversary of the issue date.

The following table summarizes the activity in the Convertible Preferred Shares and Non-Convertible Preferred Shares accounts for the year ended January 3, 2015:

	Convertible Preferred Shares		Non-Convertible Preferred Shares
(in millions of U.S. dollars, except number of shares)	Shares Authorized/Outstanding (in thousands)	Amount	Shares Authorized/Outstanding (in thousands)	Amount
Balance at December 28, 2013	—	$—	—	$—
Issuance of preferred shares	116.1	116.1	32.7	32.7
Cumulative preferred dividends	—	—	—	—

Balance at January 3, 2015	116.1	$116.1	32.7	$32.7

Dividends

Holders of Convertible Preferred Shares are entitled to a quarterly fixed cumulative dividend in an amount equal to 9% per annum of the redemption value of each Convertible Preferred Share, and such dividend shall increase by 1% on each of the first through fifth anniversaries of issuance. Holders of Non-Convertible Preferred Shares are entitled to a quarterly fixed cumulative dividend in an amount equal to 10% per annum of the redemption value of each Non-Convertible Preferred Share, and such dividend shall increase by 1% on each of the first through fifth anniversaries of issuance. The following table summarizes preferred share dividend activity for the year ended January 3, 2015:

	Convertible Preferred	Non-Convertible Preferred
(in millions of U.S. dollars)	Shares	Shares
Cumulative dividends at December 28, 2013	$—	$—
Plus: accrued dividends	0.6	0.2
Less: dividends paid	(0.6)	(0.2)

Cumulative dividends at January 3, 2015	$—	$—

Voting Rights

The Preferred Shares have the right to approve certain actions by us, with each series of Preferred Shares voting separately as a series, as long as the Preferred Shares are outstanding. The Convertible Preferred Shares have the right to vote alongside our common shares with respect to certain matters beginning on June 13, 2016 and unrestricted rights to vote alongside our common shares beginning on December 13, 2017. The Non-Convertible Preferred Shares do not have the right to vote alongside our common shares.

Note 21—Hedging Transactions and Derivative Financial Instruments

We are directly and indirectly affected by changes in foreign currency market conditions. These changes in market conditions may adversely impact our financial performance and are referred to as market risks. When deemed appropriate by management, we use derivatives as a risk management tool to mitigate the potential impact of foreign currency market risks.

We use various types of derivative instruments including, but not limited to, forward contracts and swap agreements for certain commodities. Forward contracts are agreements to buy or sell a quantity of a currency at a predetermined future date, and at a predetermined rate or price. A swap agreement is a contract between two parties to exchange cash flows based on specified underlying notional amounts, assets and/or indices.

All derivatives are carried at fair value in the Consolidated Balance Sheets in the line item accounts receivable, net or accounts payable and accrued liabilities. The carrying values of the derivatives reflect the impact of legally enforceable agreements with the same counterparties. These allow us to net settle positive and negative positions (assets and liabilities) arising from different transactions with the same counterparty.

The accounting for gains and losses that result from changes in the fair values of derivative instruments depends on whether the derivatives have been designated and qualify as hedging instruments and the types of hedging relationships. Derivatives can be designated as fair value hedges, cash flow hedges or hedges of net investments in foreign operations. The changes in the fair values of derivatives that have been designated and qualify for fair value hedge accounting are recorded in the same line item in our Consolidated Statements of Operations as the changes in the fair value of the hedged items attributable to the risk being hedged. The changes in fair values of derivatives that have been designated and qualify as cash flow hedges are recorded in AOCI and are reclassified into the line item in the Consolidated Statements of Operations in which the hedged items are recorded in the same period the hedged items affect earnings. Due to the high degree of effectiveness between the hedging instruments and the underlying exposures being hedged, fluctuations in the value of the derivative instruments are generally offset by changes in the fair values or cash flows of the underlying exposures being hedged. The changes in fair values of derivatives that were not designated and/or did not qualify as hedging instruments are immediately recognized into earnings.

For derivatives that will be accounted for as hedging instruments, we formally designate and document, at inception, the financial instrument as a hedge of a specific underlying exposure, the risk management objective and the strategy for undertaking the hedge transaction. In addition, we formally assess both at the inception and at least quarterly thereafter, whether the financial instruments used in hedging transactions are effective at offsetting changes in either the fair values or cash flows of the related underlying exposures. Any ineffective portion of a financial instrument’s change in fair value is immediately recognized into earnings.

We estimate the fair values of our derivatives based on quoted market prices or pricing models using current market rates (see Note 22 to the Consolidated Financial Statements). The notional amounts of the derivative financial instruments do not necessarily represent amounts exchanged by the parties and, therefore, are not a direct measure of our exposure to the financial risks described above. The amounts exchanged are calculated by reference to the notional amounts and by other terms of the derivatives, such as interest rates, foreign currency exchange rates or other financial indices. We do not view the fair values of our derivatives in isolation, but rather in relation to the fair values or cash flows of the underlying hedged transactions. All of our derivatives are straight-forward over-the-counter instruments with liquid markets.

Credit Risk Associated with Derivatives

We have established strict counterparty credit guidelines and enter into transactions only with financial institutions of investment grade or better. We monitor counterparty exposures regularly and review promptly any downgrade in counterparty credit rating. We mitigate pre-settlement risk by being permitted to net settle for transactions with the same counterparty. To minimize the concentration of credit risk, we enter into derivative transactions with a portfolio of financial institutions. Based on these factors, we consider the risk of the counterparty default to be minimal.

Cash Flow Hedging Strategy

We use cash flow hedges to minimize the variability in cash flows of assets or liabilities or forecasted transactions caused by fluctuations in foreign currency exchange rates and commodity prices. The changes in fair values of hedges that are determined to be ineffective are immediately reclassified from AOCI into earnings. We did not discontinue any cash flow hedging relationships during the years ended January 3, 2015 or December 28, 2013, respectively. These foreign exchange contracts typically have maturities of less than eighteen months.

We maintain a foreign currency cash flow hedging program to reduce the risk that our procurement activities will be adversely affected by changes in foreign currency exchange rates. We enter into forward contracts to hedge certain portions of forecasted cash flows denominated in foreign currencies. The total notional value of derivatives that were designated and qualified for our foreign currency cash flow hedging program was $22.5 million and $3.6 million as of January 3, 2015 and December 28, 2013, respectively. As of January 3, 2015 and December 28, 2013, approximately $0.7 million and $0.2 million of unrealized net of tax gains related to the foreign currency cash flow hedges were included in AOCI, respectively. The hedge ineffectiveness for these cash flow hedging instruments during fiscal 2014, fiscal 2013 and fiscal 2012 was not material.

We have entered into commodity swaps on aluminum to mitigate the price risk associated with forecasted purchases of materials used in our manufacturing process. These derivative instruments have been designated and qualify as a part of our commodity cash flow hedging program. The objective of this hedging program is to reduce the variability of cash flows associated with future purchases of aluminum. The total notional value of derivatives that were designated and qualified for our commodity cash flow hedging program was $55.4 million and nil as of January 3, 2015 and December 28, 2013, respectively. As of January 3, 2015 and December 28, 2013, approximately $0.7 million and nil of unrealized net of tax losses related to the commodity swaps were included in AOCI, respectively. The hedge ineffectiveness for these hedging instruments for fiscal 2014 was approximately $1.2 million and was recognized as an increase in cost of sales within the Consolidated Statements of Operations. The hedge ineffectiveness for fiscal 2013 and fiscal 2012 was not material.

The fair value of the Company’s derivative assets was $1.2 million and $0.3 million as of January 3, 2015 and December 28, 2013, respectively. The fair value of the Company’s derivative liabilities was $2.3 million and nil as of January 3, 2015 and December 28, 2013, respectively. A reconciliation of the Company’s derivatives by contract type is shown below:

(in millions of U.S. dollars)
Derivative Contract	Assets	Liabilities
Foreign currency hedge	$1.0	$—
Aluminum swaps	0.2	(2.3)

	$1.2	$(2.3)

Aluminum swaps subject to enforceable master netting arrangements are presented net in the reconciliation above. The fair value of the aluminum swap assets and liabilities which are shown net are reconciled in the table below:

	Assets	Liabilities
Aluminum swap assets	$0.2	$0.2
Aluminum swap liabilities	—	(2.5)

Net asset (liability)	$0.2	$(2.3)

The settlement of our derivative instruments resulted in a credit to cost of sales of $0.2 million for the year ended January 3, 2015, compared to $0.6 million for the year ended December 28, 2013.

Note 22—Fair Value Measurements

ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. Additionally, the inputs used to measure fair value are prioritized based on a three-level hierarchy. This hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs.

The three levels of inputs used to measure fair value are as follows:

•	Level 1—Quoted prices in active markets for identical assets or liabilities.

•	Level 2—Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

•	Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. This includes certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

We have certain assets and liabilities that are required to be recorded at fair value on a recurring basis in accordance with U.S. GAAP.

The fair value of our derivative assets and liabilities represent Level 2 instruments. Level 2 instruments are valued based on observable inputs for quoted prices for similar assets and liabilities in active markets. The fair value of the derivative assets as of January 3, 2015 and December 28, 2013 was $1.2 million and $0.3 million, respectively. The fair value of the derivative liabilities as of January 3, 2015 and December 28, 2013 was $2.3 million and nil, respectively.

Fair value of financial instruments

The carrying amounts reflected in the Consolidated Balance Sheets for cash, receivables, payables, short-term borrowings and long-term debt approximate their respective fair values, except as otherwise indicated. The carrying values and estimated fair values of our significant outstanding debt as of January 3, 2015 and December 28, 2013 were as follows:

	January 3, 2015		December 28, 2013
	Carrying	Fair	Carrying	Fair
(in millions of U.S. dollars)	Value	Value	Value	Value
8.375% senior notes due in 2017 [1]	$—	$—	$15.0	$15.6
8.125% senior notes due in 2018 [1]	—	—	375.0	404.1
6.750% senior notes due in 2020 [1]	625.0	630.1	—	—
10.000% senior notes due in 2021 [1,2]	405.6	403.4	—	—
5.375% senior notes due in 2022 [1]	525.0	481.7	—	—

Total	$1,555.6	$1,515.1	$390.0	$419.7

1.	The fair values were based on the trading levels and bid/offer prices observed by a market participant and are considered Level 1 financial instruments.
2.	The outstanding aggregate principal amount of the DSS Notes of $350.0 million was assumed by Cott at fair value of $406.0 million in connection with the DSS Acquisition. The fair value premium of $56.0 million is being amortized to interest expense using the effective interest method over the remaining contractual term of the DSS Notes.

Fair value of contingent consideration

We estimated the fair value of the Aimia Acquisition related contingent consideration based on financial projections of the acquired business and estimated probabilities of achievement of certain EBITDA targets. The fair value was based on significant inputs not observed in the market and thus represented a Level 3 instrument. Level 3 instruments are valued based on unobservable inputs that are supported by little or no market activity and reflect our own assumptions in measuring fair value. The acquisition date fair value of the contingent consideration was determined to be £10.6 million ($17.9 million) using a present valued probability-weighted income approach. We did not record any fair value adjustments to the contingent consideration as the key assumptions used to calculate the fair value at the acquisition date remained consistent at January 3, 2015. Should our assumptions regarding probability of achievement of certain EBITDA targets change in future periods, the change in fair value of the contingent consideration will be recognized as a gain or loss in the Consolidated Statements of Operations. The maximum potential payout is $26.9 million on an undiscounted basis.

Note 23—Quarterly Financial Information (unaudited)

	Year ended January 3, 2015
(in millions of U.S. dollars, except per share amounts)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Revenue	$475.1	$549.2	$535.0	$543.5	$2,102.8
Cost of sales	418.9	470.2	465.5	471.7	1,826.3

Gross profit	56.2	79.0	69.5	71.8	276.5
Selling, general and administrative expenses	48.0	52.5	50.4	104.1	255.0
Loss (gain) on disposal of property, plant and equipment	0.1	(0.1)	0.4	1.3	1.7
Restructuring	2.2	0.1	0.1	—	2.4
Asset impairments	1.6	0.3	(0.2)	—	1.7

Operating income (loss)	4.3	26.2	18.8	(33.6)	15.7

Net (loss) income attributed to Cott Corporation	$(4.1)	$(5.9)	$1.3	$18.7	$10.0

Per share data:
Net (loss) income per common share
Basic	$(0.04)	$(0.06)	$0.01	$0.20	$0.11

Diluted	$(0.04)	$(0.06)	$0.01	$0.19	$0.10

	Year ended December 28, 2013
(in millions of U.S. dollars, except per share amounts)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Revenue	$505.4	$563.8	$543.2	$481.6	$2,094.0
Cost of sales	443.3	481.4	472.4	421.5	1,818.6

Gross profit	62.1	82.4	70.8	60.1	275.4
Selling, general and administrative expenses	47.0	47.7	43.6	45.1	183.4
Loss on disposal of property, plant & equipment	0.1	0.3	1.2	0.2	1.8
Restructuring	—	2.0	—	—	2.0

Operating income	15.0	32.4	26.0	14.8	88.2

Net (loss) income attributed to Cott Corporation	$(0.1)	$16.3	$12.0	$(11.2)	$17.0

Per share data:
Net income (loss) per common share
Basic	$—	$0.17	$0.13	$(0.12)	$0.18

Diluted	$—	$0.17	$0.13	$(0.12)	$0.18

Note 24—Guarantor Subsidiaries

The 2022 Notes and the 2020 Notes, each issued by our 100% owned subsidiary, Cott Beverages Inc., are guaranteed on a senior basis pursuant to guarantees by Cott Corporation and certain other 100% owned direct and indirect subsidiaries (the “Guarantor Subsidiaries”). Cott Beverages Inc. and each Guarantor Subsidiary is 100% owned by Cott Corporation, the guarantees of the 2022 Notes and the 2020 Notes by Cott Corporation and the Guarantor Subsidiaries are full and unconditional, and all such guarantees are joint and several. The guarantees of the Guarantor Subsidiaries are subject to release in limited circumstances only upon the occurrence of certain customary conditions.

We have not presented separate financial statements and separate disclosures have not been provided concerning Guarantor Subsidiaries due to the presentation of condensed consolidating financial information set forth in this Note, consistent with the Securities and Exchange Commission (the “SEC”) interpretations governing reporting of subsidiary financial information.

The following supplemental financial information sets forth on a consolidating basis, our Balance Sheets, Statements of Operations and Cash Flows for Cott Corporation, Cott Beverages Inc., Guarantor Subsidiaries and our other subsidiaries (the “Non-guarantor Subsidiaries”). The supplemental financial information reflects our investments and those of Cott Beverages Inc. in their respective subsidiaries using the equity method of accounting.

Condensed Consolidating Statement of Operations

For the year ended January 3, 2015

(in millions of U.S. dollars)

	Cott	Cott	Guarantor	Non-Guarantor	Elimination
	Corporation	Beverages Inc.	Subsidiaries	Subsidiaries	Entries	Consolidated
Revenue, net	$166.3	$745.1	$1,102.6	$137.9	$(49.1)	$2,102.8
Cost of sales	144.8	643.2	972.8	114.6	(49.1)	1,826.3

Gross profit	21.5	101.9	129.8	23.3	—	276.5
Selling, general and administrative expenses	23.1	124.7	95.2	12.0	—	255.0
Loss on disposal of property, plant & equipment	0.2	0.1	1.3	0.1	—	1.7
Restructuring and asset impairments
Restructuring	2.1	0.3	—	—	—	2.4
Asset impairments	0.9	0.8	—	—	—	1.7

Operating (loss) income	(4.8)	(24.0)	33.3	11.2	—	15.7
Other (income) expense, net	(10.9)	21.8	10.0	0.1	—	21.0
Intercompany interest (income) expense, net	(0.7)	(18.4)	19.1	—	—	0.0
Interest expense, net	0.2	37.2	2.2	0.1	—	39.7

Income (loss) before income tax expense (benefit) and equity income	6.6	(64.6)	2.0	11.0	—	(45.0)
Income tax expense (benefit)	0.3	(59.6)	(2.7)	0.6	—	(61.4)
Equity income	4.5	6.1	—	—	(10.6)	—

Net income	$10.8	$1.1	$4.7	$10.4	$(10.6)	$16.4
Less: Net income attributable to non-controlling interests	—	—	—	5.6	—	5.6
Less: Accumulated dividends on convertible preferred shares	0.6	—	—	—	—	0.6
Less: Accumulated dividends on non-convertible preferred shares	0.2	—	—	—	—	0.2

Net income attributed to Cott Corporation	$10.0	$1.1	$4.7	$4.8	$(10.6)	$10.0

Comprehensive (loss) income attributed to Cott Corporation	$(23.4)	$(31.5)	$15.4	$8.5	$7.6	$(23.4)

Condensed Consolidating Statement of Operations

For the year ended December 28, 2013

(in millions of U.S. dollars)

	Cott	Cott	Guarantor	Non-Guarantor	Elimination
	Corporation	Beverages Inc.	Subsidiaries	Subsidiaries	Entries	Consolidated
Revenue, net	$170.9	$780.4	$1,022.3	$147.0	$(26.6)	$2,094.0
Cost of sales	149.0	668.5	898.6	129.1	(26.6)	1,818.6

Gross profit	21.9	111.9	123.7	17.9	—	275.4
Selling, general and administrative expenses	28.9	75.3	70.1	9.1	—	183.4
Loss on disposal of property, plant & equipment	0.1	1.1	0.5	0.1	—	1.8
Restructuring	0.5	0.5	0.7	0.3	—	2.0

Operating (loss) income	(7.6)	35.0	52.4	8.4	—	88.2
Other expense (income), net	0.4	12.5	(0.1)	—	—	12.8
Intercompany interest (income) expense, net	—	(12.0)	12.0	—	—	—
Interest expense, net	—	50.8	0.7	0.1	—	51.6

(Loss) income before income tax (benefit) expense and equity income (loss)	(8.0)	(16.3)	39.8	8.3	—	23.8
Income tax (benefit) expense	(0.8)	4.6	(2.4)	0.4	—	1.8
Equity income (loss)	24.2	5.2	(7.3)	—	(22.1)	—

Net income (loss)	$17.0	$(15.7)	$34.9	$7.9	$(22.1)	$22.0
Less: Net income attributable to non-controlling interests	—	—	—	5.0	—	5.0

Net income (loss) attributed to Cott Corporation	$17.0	$(15.7)	$34.9	$2.9	$(22.1)	$17.0

Comprehensive income (loss) attributed to Cott Corporation	$12.6	$(4.9)	$29.6	$5.2	$(29.9)	$12.6

Condensed Consolidating Statement of Operations

For the year ended December 29, 2012

(in millions of U.S. dollars)

	Cott	Cott	Guarantor	Non-Guarantor	Elimination
	Corporation	Beverages Inc.	Subsidiaries	Subsidiaries	Entries	Consolidated
Revenue, net	$201.8	$864.5	$1,042.8	$172.9	$(31.4)	$2,250.6
Cost of sales	165.3	725.6	922.4	156.0	(31.4)	1,937.9

Gross profit	36.5	138.9	120.4	16.9	—	312.7
Selling, general and administrative expenses	32.1	69.5	89.2	10.0	—	200.8
Loss on disposal of property, plant & equipment	—	0.7	0.6	0.5	—	1.8

Operating income	4.4	68.7	30.6	6.4	—	110.1
Contingent consideration earn-out adjustment	—	0.6	—	—	—	0.6
Other expense (income), net	0.4	(1.7)	(0.6)	(0.1)	—	(2.0)
Intercompany interest (income) expense, net	—	(11.0)	11.0	—	—	—
Interest expense, net	0.1	53.3	0.7	0.1	—	54.2

Income before income tax expense (benefit)and equity income	3.9	27.5	19.5	6.4	—	57.3
Income tax expense (benefit)	3.0	2.2	(0.7)	0.1	—	4.6
Equity income	47.3	5.0	30.5	—	(82.8)	—

Net income	$48.2	$30.3	$50.7	$6.3	$(82.8)	$52.7
Less: Net income attributable to non-controlling interests	—	—	—	4.5	—	4.5

Net income attributed to Cott Corporation	$48.2	$30.3	$50.7	$1.8	$(82.8)	$48.2

Comprehensive income (loss) attributed to Cott Corporation	$60.5	$52.7	$(33.4)	$(0.3)	$(19.0)	$60.5

Consolidating Balance Sheet

As of January 3, 2015

(in millions of U.S. dollars)

	Cott	Cott	Guarantor	Non-Guarantor	Elimination
	Corporation	Beverages Inc.	Subsidiaries	Subsidiaries	Entries	Consolidated
ASSETS
Current assets
Cash & cash equivalents	$6.2	$8.6	$64.0	$7.4	$—	$86.2
Accounts receivable, net of allowance	16.2	130.4	333.8	12.2	(186.9)	305.7
Income taxes recoverable	—	0.6	0.6	0.4	—	1.6
Inventories	12.4	72.5	180.9	5.5	—	271.3
Prepaid expenses and other assets	3.2	39.5	16.2	0.4	—	59.3

Total current assets	38.0	251.6	595.5	25.9	(186.9)	724.1
Property, plant & equipment, net	38.2	178.4	631.2	7.8	—	855.6
Goodwill	23.4	4.5	715.7	—	—	743.6
Intangibles and other assets, net	0.7	105.3	669.0	6.7	—	781.7
Deferred income taxes	2.5	30.5	—	—	(30.5)	2.5
Other tax receivable	0.1	0.1	—	—	—	0.2
Due from affiliates	183.8	564.5	3.0	0.1	(751.4)	—
Investments in subsidiaries	436.3	623.5	349.6	—	(1,409.4)	—

Total assets	$723.0	$1,758.4	$2,964.0	$40.5	$(2,378.2)	$3,107.7

LIABILITIES AND EQUITY
Current liabilities
Short-term borrowings	$—	$229.0	$—	$—	$—	$229.0
Current maturities of long-term debt	0.1	2.5	0.5	0.9	—	4.0
Accounts payable and accrued liabilities	30.4	212.4	356.3	8.1	(186.9)	420.3

Total current liabilities	30.5	443.9	356.8	9.0	(186.9)	653.3
Long-term debt	—	1,157.1	407.3	0.6	—	1,565.0
Deferred income taxes	—	—	150.4	—	(30.5)	119.9
Other long-term liabilities	0.4	5.8	64.3	1.3	—	71.8
Due to affiliates	1.3	1.7	715.5	32.9	(751.4)	—

Total liabilities	32.2	1,608.5	1,694.3	43.8	(968.8)	2,410.0
Convertible preferred shares	116.1	—	—	—	—	116.1
Non-convertible preferred shares	32.7	—	—	—	—	32.7
Equity
Capital stock, no par	388.3	525.7	1,595.8	39.7	(2,161.2)	388.3
Additional paid-in-capital	46.6	—	—	—	—	46.6
Retained earnings (deficit)	158.1	(367.2)	(330.1)	(55.1)	752.4	158.1
Accumulated other comprehensive (loss) income	(51.0)	(8.6)	4.0	5.2	(0.6)	(51.0)

Total Cott Corporation equity	542.0	149.9	1,269.7	(10.2)	(1,409.4)	542.0
Non-controlling interests	—	—	—	6.9	—	6.9

Total equity	542.0	149.9	1,269.7	(3.3)	(1,409.4)	548.9

Total liabilities and equity	$723.0	$1,758.4	$2,964.0	$40.5	$(2,378.2)	$3,107.7

Consolidating Balance Sheet

As of December 28, 2013

(in millions of U.S. dollars)

	Cott	Cott	Guarantor	Non-Guarantor	Elimination
	Corporation	Beverages Inc.	Subsidiaries	Subsidiaries	Entries	Consolidated
ASSETS
Current assets
Cash & cash equivalents	$1.5	$1.1	$39.1	$5.5	$—	$47.2
Accounts receivable, net of allowance	19.0	114.1	229.8	14.4	(174.0)	203.3
Income taxes recoverable	0.4	0.7	—	—	—	1.1
Inventories	16.2	77.0	132.9	7.0	—	233.1
Prepaid expenses and other assets	2.1	10.1	7.0	0.1	—	19.3

Total current assets	39.2	203.0	408.8	27.0	(174.0)	504.0
Property, plant & equipment, net	47.9	187.0	235.7	9.9	—	480.5
Goodwill	25.8	6.4	107.0	—	—	139.2
Intangibles and other assets, net	1.3	88.0	196.2	10.7	—	296.2
Deferred income taxes	3.6	—	—	—	—	3.6
Other tax receivable	—	0.2	—	—	—	0.2
Due from affiliates	39.6	125.7	2.9	41.9	(210.1)	—
Investments in subsidiaries	506.3	246.7	697.7	—	(1,450.7)	—

Total assets	$663.7	$857.0	$1,648.3	$89.5	$(1,834.8)	$1,423.7

LIABILITIES AND EQUITY
Current liabilities
Short-term borrowings	$—	$16.2	$34.6	$—	$—	$50.8
Current maturities of long-term debt	—	2.4	0.6	0.9	—	3.9
Accounts payable and accrued liabilities	25.5	213.9	225.6	6.7	(174.0)	297.7

Total current liabilities	25.5	232.5	260.8	7.6	(174.0)	352.4
Long-term debt	0.1	399.6	2.2	1.6	—	403.5
Deferred income taxes	—	32.0	8.7	0.4	—	41.1
Other long-term liabilities	0.1	2.8	19.4	—	—	22.3
Due to affiliates	43.1	1.6	128.1	37.3	(210.1)	—

Total liabilities	68.8	668.5	419.2	46.9	(384.1)	819.3
Equity
Capital stock, no par	392.8	509.4	1,557.5	82.5	(2,149.4)	392.8
Additional paid-in-capital	44.1	—	—	—	—	44.1
Retained earnings (deficit)	174.8	(344.9)	(321.7)	(50.9)	717.5	174.8
Accumulated other comprehensive (loss) income	(16.8)	24.0	(6.7)	1.5	(18.8)	(16.8)

Total Cott Corporation equity	594.9	188.5	1,229.1	33.1	(1,450.7)	594.9
Non-controlling interests	—	—	—	9.5	—	9.5

Total equity	594.9	188.5	1,229.1	42.6	(1,450.7)	604.4

Total liabilities and equity	$663.7	$857.0	$1,648.3	$89.5	$(1,834.8)	$1,423.7

Condensed Consolidating Statement of Cash Flows

For the year ended January 3, 2015

(in millions of U.S. dollars)

	Cott	Cott	Guarantor	Non-Guarantor	Elimination
	Corporation	Beverages Inc.	Subsidiaries	Subsidiaries	Entries	Consolidated
Operating Activities
Net income	$10.8	$1.1	$4.7	$10.4	$(10.6)	$16.4
Depreciation & amortization	6.2	40.3	58.5	5.7	—	110.7
Amortization of financing fees	0.1	2.3	0.1	—	—	2.5
Amortization of bond premium	—	—	(0.4)	—	—	(0.4)
Share-based compensation expense	1.2	4.0	0.5	0.1	—	5.8
Increase (decrease) in deferred income taxes	0.8	(60.0)	(6.6)	—	—	(65.8)
Loss on disposal of property, plant & equipment	0.2	0.1	1.3	0.1	—	1.7
Asset impairments	0.9	0.8	—	—	—	1.7
Write-off of financing fees and discount	—	4.1	—	—	—	4.1
Equity income, net of distributions	(4.5)	(6.1)	—	—	10.6	—
Intercompany dividends	63.8	8.9	17.8	—	(90.5)	—
Other non-cash items	0.2	0.1	—	—	—	0.3
Net change in operating assets and liabilities, net of acquisition	(37.7)	(24.8)	37.0	5.2	—	(20.3)

Net cash provided by (used in) operating activities	42.0	(29.2)	112.9	21.5	(90.5)	56.7

Investing Activities
Acquisition, net of cash received	—	(798.5)	—	—	—	(798.5)
Additions to property, plant & equipment	(1.9)	(27.1)	(16.9)	(0.8)	—	(46.7)
Additions to intangibles and other assets	—	(6.9)	—	—	—	(6.9)
Proceeds from sale of property, plant & equipment	—	1.7	—	0.1	—	1.8

Net cash used in investing activities	(1.9)	(830.8)	(16.9)	(0.7)	—	(850.3)

Financing Activities
Payments of long-term debt	(0.1)	(392.0)	(0.4)	(1.1)	—	(393.6)
Issue of long-term debt	—	1,150.0	—	—	—	1,150.0
Borrowings under ABL	—	959.0	—	—	—	959.0
Payments under ABL	—	(746.2)	(33.4)	—	—	(779.6)
Distributions to non-controlling interests	—	—	—	(8.5)	—	(8.5)
Financing fees	—	(24.0)	—	—	—	(24.0)
Common shares repurchased and cancelled	(12.1)	—	—	—	—	(12.1)
Dividends paid to shareholders	(22.8)	—	—	—	—	(22.8)
Payment of deferred consideration for acquisitions	—	(32.4)	—	—	—	(32.4)
Intercompany financing transactions	—	(28.8)	28.8	—	—	—
Other financing activities	—	(0.3)	—	—	—	(0.3)
Intercompany dividends	—	(17.8)	(63.8)	(8.9)	90.5	—

Net cash (used in) provided by financing activities	(35.0)	867.5	(68.8)	(18.5)	90.5	835.7
Effect of exchange rate changes on cash	(0.4)	—	(2.3)	(0.4)	—	(3.1)

Net increase in cash & cash equivalents	4.7	7.5	24.9	1.9	—	39.0

Cash & cash equivalents, beginning of period	1.5	1.1	39.1	5.5	—	47.2

Cash & cash equivalents, end of period	$6.2	$8.6	$64.0	$7.4	$—	$86.2

Condensed Consolidating Statement of Cash Flows

For the year ended December 28, 2013

(in millions of U.S. dollars)

	Cott	Cott	Guarantor	Non-Guarantor	Elimination
	Corporation	Beverages Inc.	Subsidiaries	Subsidiaries	Entries	Consolidated
Operating Activities
Net income (loss)	$17.0	$(15.7)	$34.9	$7.9	$(22.1)	$22.0
Depreciation & amortization	6.3	39.4	48.7	6.2	—	100.6
Amortization of financing fees	0.1	2.6	0.1	—	—	2.8
Share-based compensation expense	1.1	2.5	0.4	—	—	4.0
(Increase) decrease in deferred income taxes	(0.9)	4.5	(3.0)	(0.1)	—	0.5
Loss on disposal of property, plant & equipment	0.1	1.1	0.5	0.1	—	1.8
Write-off of financing fees and discount	—	4.0	—	—	—	4.0
Equity (income) loss, net of distributions	(24.2)	(5.2)	7.3	—	22.1	—
Intercompany dividends	27.1	6.9	—	—	(34.0)	—
Other non-cash items	0.2	0.5	0.1	0.1	—	0.9
Net change in operating assets and liabilities	(21.3)	153.4	(114.8)	1.0	—	18.3

Net cash provided by (used in) operating activities	5.5	194.0	(25.8)	15.2	(34.0)	154.9

Investing Activities
Acquisition, net of cash received	—	(4.7)	(6.5)	—	—	(11.2)
Additions to property, plant & equipment	(6.8)	(34.8)	(12.4)	(1.3)	—	(55.3)
Additions to intangibles and other assets	—	(5.9)	—	—	—	(5.9)
Proceeds from sale of property, plant & equipment	—	—	—	0.2	—	0.2
Proceeds from insurance recoveries	—	0.6	—	—	—	0.6

Net cash used in investing activities	(6.8)	(44.8)	(18.9)	(1.1)	—	(71.6)

Financing Activities
Payments of long-term debt	(0.1)	(201.1)	(18.8)	(0.8)	—	(220.8)
Borrowings under ABL	—	89.0	42.9	—	—	131.9
Payments under ABL	—	(72.9)	(9.2)	—	—	(82.1)
Distributions to non-controlling interests	—	—	—	(6.6)	—	(6.6)
Common shares repurchased and cancelled	(13.0)	—	—	—	—	(13.0)
Dividends paid to shareholders	(21.9)	—	—	—	—	(21.9)
Intercompany dividends	—	—	(27.1)	(6.9)	34.0	—
Financing fees	(0.1)	(0.6)	(0.1)	—	—	(0.8)

Net cash used in financing activities	(35.1)	(185.6)	(12.3)	(14.3)	34.0	(213.3)
Effect of exchange rate changes on cash	(1.9)	—	(0.3)	—	—	(2.2)

Net decrease in cash & cash equivalents	(38.3)	(36.4)	(57.3)	(0.2)	—	(132.2)

Cash & cash equivalents, beginning of period	39.8	37.5	96.4	5.7	—	179.4

Cash & cash equivalents, end of period	$1.5	$1.1	$39.1	$5.5	$—	$47.2

Condensed Consolidating Statement of Cash Flows

For the year ended December 29, 2012

(in millions of U.S. dollars)

	Cott	Cott	Guarantor	Non-Guarantor	Elimination
	Corporation	Beverages Inc.	Subsidiaries	Subsidiaries	Entries	Consolidated
Operating Activities
Net income	$48.2	$30.3	$50.7	$6.3	$(82.8)	$52.7
Depreciation & amortization	6.5	36.8	48.1	5.9	—	97.3
Amortization of financing fees	0.2	3.3	0.2	—	—	3.7
Share-based compensation expense	1.1	2.7	1.0	0.1	—	4.9
Increase (decrease) in deferred income taxes	0.4	3.6	(0.2)	—	—	3.8
Gain on bargain purchase	—	—	(0.9)	—	—	(0.9)
Loss on disposal of property, plant & equipment	—	0.7	0.6	0.5	—	1.8
Equity income, net of distributions	(47.3)	(5.0)	(30.5)	—	82.8	—
Intercompany dividends	28.0	5.9	—	—	(33.9)	—
Other non-cash items	—	(0.4)	—	—	—	(0.4)
Net change in operating assets and liabilities	2.9	(3.9)	12.8	(1.7)	—	10.1

Net cash provided by operating activities	40.0	74.0	81.8	11.1	(33.9)	173.0

Investing Activities
Acquisition, net of cash received	—	(4.7)	(5.0)	—	—	(9.7)
Additions to property, plant & equipment	(7.7)	(45.2)	(14.2)	(2.6)	—	(69.7)
Additions to intangibles and other assets	(0.6)	(5.1)	0.5	—	—	(5.2)
Proceeds from sale of property, plant & equipment	—	—	1.0	1.3	—	2.3
Proceeds from insurance recoveries	—	1.9	—	—	—	1.9

Net cash used in investing activities	(8.3)	(53.1)	(17.7)	(1.3)	—	(80.4)

Financing Activities
Payments of long-term debt	0.1	(2.9)	—	(0.5)	—	(3.3)
Borrowings under ABL	—	24.5	—	—	—	24.5
Payments under ABL	—	(24.5)	—	—	—	(24.5)
Distributions to non-controlling interests	—	—	—	(5.6)	—	(5.6)
Common share repurchase	(0.3)	—	—	—	—	(0.3)
Dividends paid to shareholders	(5.8)	—	—	—	—	(5.8)
Intercompany dividends	—	—	(28.0)	(5.9)	33.9	—
Financing fees	—	(1.2)	—	—	—	(1.2)

Net cash used in financing activities	(6.0)	(4.1)	(28.0)	(12.0)	33.9	(16.2)
Effect of exchange rate changes on cash	0.4	—	1.4	0.3	—	2.1

Net increase (decrease) in cash & cash equivalents	26.1	16.8	37.5	(1.9)	—	78.5

Cash & cash equivalents, beginning of period	13.7	20.7	58.9	7.6	—	100.9

Cash & cash equivalents, end of period	$39.8	$37.5	$96.4	$5.7	$—	$179.4

The DSS Notes assumed as part of the DSS Acquisition are guaranteed on a senior basis pursuant to guarantees by Cott Corporation and certain other 100% owned direct and indirect subsidiaries (the “Guarantor Subsidiaries”). DSS and each Guarantor Subsidiary is 100% owned by Cott Corporation. The guarantees of the DSS Notes by Cott Corporation and the Guarantor Subsidiaries are full and unconditional, and all such guarantees are joint and several. The guarantees of the Guarantor Subsidiaries are subject to release in limited circumstances only upon the occurrence of certain customary conditions.

We have not presented separate financial statements and separate disclosures have not been provided concerning Guarantor Subsidiaries due to the presentation of condensed consolidating financial information set forth in this Note, consistent with the Securities and Exchange Commission (the “SEC”) interpretations governing reporting of subsidiary financial information.

The following supplemental financial information sets forth on a consolidating basis, our Balance Sheets, Statements of Operations and Cash Flows for Cott Corporation, DSS, Guarantor Subsidiaries and our other subsidiaries (the “Non-guarantor Subsidiaries”). The supplemental financial information reflects our investments and those of DSS in their respective subsidiaries using the equity method of accounting.

Condensed Consolidating Statement of Operations

For the year ended January 3, 2015

(in millions of U.S. dollars)

	Cott	DS Services of	Guarantor	Non-Guarantor	Elimination
	Corporation	America, Inc.	Subsidiaries	Subsidiaries	Entries	Consolidated
Revenue, net	$166.3	$28.7	$1,819.0	$137.9	$(49.1)	$2,102.8
Cost of sales	144.8	15.9	1,600.1	114.6	(49.1)	1,826.3

Gross profit	21.5	12.8	218.9	23.3	—	276.5
Selling, general and administrative expenses	23.1	14.5	205.4	12.0	—	255.0
Loss on disposal of property, plant & equipment	0.2	0.1	1.3	0.1	—	1.7
Restructuring and asset impairments
Restructuring	2.1	—	0.3	—	—	2.4
Asset impairments	0.9	—	0.8	—	—	1.7

Operating (loss) income	(4.8)	(1.8)	11.1	11.2	—	15.7
Other (income) expense, net	(10.9)	(0.1)	31.9	0.1	—	21.0
Intercompany interest (income) expense, net	(0.7)	2.6	(1.9)	—	—	0.0
Interest expense, net	0.2	1.0	38.4	0.1	—	39.7

Income (loss) before income tax expense (benefit) and equity income	6.6	(5.3)	(57.3)	11.0	—	(45.0)
Income tax expense (benefit)	0.3	(2.5)	(59.8)	0.6	—	(61.4)
Equity income	4.5	—	6.1	—	(10.6)	—

Net income (loss)	$10.8	$(2.8)	$8.6	$10.4	$(10.6)	$16.4
Less: Net income attributable to non-controlling interests	—	—	—	5.6	—	5.6
Less: Accumulated dividends on convertible shares	0.6	—	—	—	—	0.6
Less: Accumulated dividends on non-convertible shares	0.2	—	—	—	—	0.2
Net income (loss) attributed to Cott Corporation	$10.0	$(2.8)	$8.6	$4.8	$(10.6)	$10.0

Comprehensive (loss) income attributed to Cott Corporation	$(23.4)	$(26.7)	$10.6	$8.5	$7.6	$(23.4)

Condensed Consolidating Statement of Operations

For the year ended December 28, 2013

(in millions of U.S. dollars)

	Cott	DS Services of	Guarantor	Non-Guarantor	Elimination
	Corporation	America, Inc.	Subsidiaries	Subsidiaries	Entries	Consolidated
Revenue, net	$170.9	$—	$1,802.7	$147.0	$(26.6)	$2,094.0
Cost of sales	149.0	—	1,567.1	129.1	(26.6)	1,818.6

Gross profit	21.9	—	235.6	17.9	—	275.4
Selling, general and administrative expenses	28.9	—	145.4	9.1	—	183.4
Loss on disposal of property, plant & equipment	0.1	—	1.6	0.1	—	1.8
Restructuring	0.5	—	1.2	0.3	—	2.0

Operating (loss) income	(7.6)	—	87.4	8.4	—	88.2
Other expense, net	0.4	—	12.4	—	—	12.8
Interest expense, net	—	—	51.5	0.1	—	51.6

(Loss) income before income tax (benefit) expense and equity income	(8.0)	—	23.5	8.3	—	23.8
Income tax (benefit) expense	(0.8)	—	2.2	0.4	—	1.8
Equity income	24.2	—	3.0	—	(27.2)	—

Net income	$17.0	$—	$24.3	$7.9	$(27.2)	$22.0
Less: Net income attributable to non-controlling interests	—	—	—	5.0	—	5.0

Net income attributed to Cott Corporation	$17.0	$—	$24.3	$2.9	$(27.2)	$17.0

Comprehensive income attributed to Cott Corporation	$12.6	$—	$19.0	$5.2	$(24.2)	$12.6

Condensed Consolidating Statement of Operations

For the year ended December 29, 2012

(in millions of U.S. dollars)

	Cott	DS Services of	Guarantor	Non-Guarantor	Elimination
	Corporation	America, Inc.	Subsidiaries	Subsidiaries	Entries	Consolidated
Revenue, net	$201.8	$—	$1,907.3	$172.9	$(31.4)	$2,250.6
Cost of sales	165.3	—	1,648.0	156.0	(31.4)	1,937.9

Gross profit	36.5	—	259.3	16.9	—	312.7
Selling, general and administrative expenses	32.1	—	158.7	10.0	—	200.8
Loss on disposal of property, plant & equipment	—	—	1.3	0.5	—	1.8

Operating income	4.4	—	99.3	6.4	—	110.1
Contingent consideration earn-out adjustment	—	—	0.6	—	—	0.6
Other expense (benefit), net	0.4	—	(2.3)	(0.1)	—	(2.0)
Interest expense, net	0.1	—	54.0	0.1	—	54.2

Income before income tax expense and equity income	3.9	—	47.0	6.4	—	57.3
Income tax expense	3.0	—	1.5	0.1	—	4.6
Equity income	47.3	—	2.0	—	(49.3)	—

Net income	$48.2	$—	$47.5	$6.3	$(49.3)	$52.7
Less: Net income attributable to non-controlling interests	—	—	—	4.5	—	4.5

Net income attributed to Cott Corporation	$48.2	$—	$47.5	$1.8	$(49.3)	$48.2

Comprehensive income (loss) attributed to Cott Corporation	$60.5	$—	$(14.2)	$(0.3)	$14.5	$60.5

Consolidating Balance Sheet

As of January 3, 2015

(in millions of U.S. dollars)

	Cott	DS Services of	Guarantor	Non-Guarantor	Elimination
	Corporation	America, Inc.	Subsidiaries	Subsidiaries	Entries	Consolidated
ASSETS
Current assets
Cash & cash equivalents	$6.2	$34.4	$38.2	$7.4	$—	$86.2
Accounts receivable, net of allowance	16.2	105.4	358.8	12.2	(186.9)	305.7
Income taxes recoverable	—	0.6	0.6	0.4	—	1.6
Inventories	12.4	43.1	210.3	5.5	—	271.3
Prepaid expenses and other assets	3.2	10.3	45.4	0.4	—	59.3

Total current assets	38.0	193.8	653.3	25.9	(186.9)	724.1
Property, plant & equipment, net	38.2	406.6	403.0	7.8	—	855.6
Goodwill	23.4	556.9	163.3	—	—	743.6
Intangibles and other assets, net	0.7	415.6	358.7	6.7	—	781.7
Deferred income taxes	2.5	—	—	—	—	2.5
Other tax receivable	0.1	—	0.1	—	—	0.2
Due from affiliates	183.8	—	403.0	0.1	(586.9)	—
Investments in subsidiaries	436.3	—	973.1	—	(1,409.4)	—

Total assets	$723.0	$1,572.9	$2,954.5	$40.5	$(2,183.2)	$3,107.7

LIABILITIES, PREFERRED
SHARES AND EQUITY
Current liabilities
Short-term borrowings	$—	$—	$229.0	$—	$—	$229.0
Current maturities of long-term debt	0.1	—	3.0	0.9	—	4.0
Accounts payable and accrued liabilities	30.4	106.8	461.9	8.1	(186.9)	420.3

Total current liabilities	30.5	106.8	693.9	9.0	(186.9)	653.3
Long-term debt	—	405.6	1,158.8	0.6	—	1,565.0
Deferred income taxes	—	129.3	(9.4)	—	—	119.9
Other long-term liabilities	0.4	29.6	40.5	1.3	—	71.8
Due to affiliates	1.3	548.8	3.9	32.9	(586.9)	—

Total liabilities	32.2	1,220.1	1,887.7	43.8	(773.8)	2,410.0
Convertible preferred shares	116.1	—	—	—	—	116.1
Non-convertible preferred shares	32.7	—	—	—	—	32.7
Equity
Capital stock, no par	388.3	355.5	1,766.0	39.7	(2,161.2)	388.3
Additional paid-in-capital	46.6	—	—	—	—	46.6
Retained earnings (deficit)	158.1	(2.8)	(694.5)	(55.1)	752.4	158.1
Accumulated other comprehensive (loss) income	(51.0)	0.1	(4.7)	5.2	(0.6)	(51.0)

Total Cott Corporation equity	542.0	352.8	1,066.8	(10.2)	(1,409.4)	542.0
Non-controlling interests	—	—	—	6.9	—	6.9

Total equity	542.0	352.8	1,066.8	(3.3)	(1,409.4)	548.9

Total liabilities, preferred shares and equity	$723.0	$1,572.9	$2,954.5	$40.5	$(2,183.2)	$3,107.7

Consolidating Balance Sheet

As of December 28, 2013

(in millions of U.S. dollars)

	Cott	DS Services of	Guarantor	Non-Guarantor	Elimination
	Corporation	America, Inc.	Subsidiaries	Subsidiaries	Entries	Consolidated
ASSETS
Current assets
Cash & cash equivalents	$1.5	$—	$40.2	$5.5	$—	$47.2
Accounts receivable, net of allowance	19.0	—	174.8	15.5	(6.0)	203.3
Income taxes recoverable	0.4	—	0.7	—	—	1.1
Inventories	16.2	—	209.9	7.0	—	233.1
Prepaid expenses and other assets	2.1	—	17.1	0.1	—	19.3

Total current assets	39.2	—	442.7	28.1	(6.0)	504.0
Property, plant & equipment, net	47.9	—	422.7	9.9	—	480.5
Goodwill	25.8	—	113.4	—	—	139.2
Intangibles and other assets, net	1.3	—	284.2	10.7	—	296.2
Deferred income taxes	3.6	—	—	—	—	3.6
Other tax receivable	—	—	0.2	—	—	0.2
Due from affiliates	39.6	—	2.9	41.9	(84.4)	—
Investments in subsidiaries	506.3	—	742.7	—	(1,249.0)	—

Total assets	$663.7	$—	$2,008.8	$90.6	$(1,339.4)	$1,423.7

LIABILITIES AND EQUITY
Current liabilities
Short-term borrowings	$—	$—	$50.8	$—	$—	$50.8
Current maturities of long-term debt	—	—	3.0	0.9	—	3.9
Accounts payable and accrued liabilities	25.5	—	271.5	6.7	(6.0)	297.7

Total current liabilities	25.5	—	325.3	7.6	(6.0)	352.4
Long-term debt	0.1	—	401.8	1.6	—	403.5
Deferred income taxes	—	—	40.7	0.4	—	41.1
Other long-term liabilities	0.1	—	22.2	—	—	22.3
Due to affiliates	43.1	—	4.0	37.3	(84.4)	—

Total liabilities	68.8	—	794.0	46.9	(90.4)	819.3
Equity
Capital stock, no par	392.8	—	1,863.7	82.5	(1,946.2)	392.8
Treasury stock	—	—	—	—	—	—
Restricted shares	—	—	—	—	—	—
Additional paid-in-capital	44.1	—	—	—	—	44.1
Retained earnings (deficit)	174.8	—	(666.2)	(49.8)	716.0	174.8
Accumulated other comprehensive (loss) income	(16.8)	—	17.3	1.5	(18.8)	(16.8)

Total Cott Corporation equity	594.9	—	1,214.8	34.2	(1,249.0)	594.9
Non-controlling interests	—	—	—	9.5	—	9.5

Total equity	594.9	—	1,214.8	43.7	(1,249.0)	604.4

Total liabilities and equity	$663.7	$—	$2,008.8	$90.6	$(1,339.4)	$1,423.7

Condensed Consolidating Statement of Cash Flows

For the year ended January 3, 2015

(in millions of U.S. dollars)

	Cott Corporation	DS Services of America, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Elimination Entries	Consolidated
Operating Activities
Net income (loss)	$10.8	$(2.8)	$8.6	$10.4	$(10.6)	$16.4
Depreciation & amortization	6.2	5.2	93.6	5.7	—	110.7
Amortization of financing fees	0.1	—	2.4	—	—	2.5
Amortization of bond premium	—	(0.4)	—	—		(0.4)
Share-based compensation expense	1.2	—	4.5	0.1	—	5.8
Increase (decrease) in deferred income taxes	0.8	(2.2)	(64.4)	—	—	(65.8)
Loss on disposal of property, plant & equipment	0.2	0.1	1.3	0.1	—	1.7
Asset impairments	0.9	—	0.8	—	—	1.7
Write-off of financing fees and discount	—	—	4.1	—	—	4.1
Equity income, net of distributions	(4.5)	—	(6.1)	—	10.6	—
Intercompany dividends	63.8	—	—	—	(63.8)	—
Other non-cash items	0.2	—	0.1	—	—	0.3
Net change in operating assets and liabilities, net of acquisition	(37.7)	9.3	11.7	(3.6)	—	(20.3)

Net cash provided by operating activities	42.0	9.2	56.6	12.7	(63.8)	56.7

Investing Activities
Acquisition, net of cash received	—	—	(798.5)	—	—	(798.5)
Additions to property, plant & equipment	(1.9)	(3.6)	(40.4)	(0.8)	—	(46.7)
Additions to intangibles and other assets	—	—	(6.9)	—	—	(6.9)
Proceeds from sale of property, plant & equipment	—	—	1.8	—	—	1.8

Net cash (used in) provided by investing activities	(1.9)	(3.6)	(844.0)	(0.8)	—	(850.3)

Financing Activities
Payments of long-term debt	(0.1)	—	(392.4)	(1.1)	—	(393.6)
Issue of long-term debt	—	—	1,150.0	—	—	1,150.0
Borrowings under ABL	—	—	959.0	—	—	959.0
Payments under ABL	—	—	(779.6)	—	—	(779.6)
Distributions to non-controlling interests	—	—	—	(8.5)	—	(8.5)
Financing fees	—	—	(24.0)	—	—	(24.0)
Common share repurchase	(12.1)	—	—	—	—	(12.1)
Dividends paid to shareholders	(22.8)	—	—	—	—	(22.8)
Payment of deferred consideration for acquisitions	—	—	(32.4)	—	—	(32.4)
Intercompany financing transactions	—	28.8	(28.8)	—	—	—
Other financing activities	—	—	(0.3)	—	—	(0.3)
Intercompany dividends	—	—	(63.8)	—	63.8	—

Net cash (used in) provided by financing activities	(35.0)	28.8	787.7	(9.6)	63.8	835.7
Effect of exchange rate changes on cash	(0.4)	—	(2.3)	(0.4)	—	(3.1)

Net increase (decrease) in cash & cash equivalents	4.7	34.4	(2.0)	1.9	—	39.0

Cash & cash equivalents, beginning of period	1.5	—	40.2	5.5	—	47.2

Cash & cash equivalents, end of period	$6.2	$34.4	$38.2	$7.4	$—	$86.2

Condensed Consolidating Statement of Cash Flows

For the year ended December 28, 2013

(in millions of U.S. dollars)

	Cott Corporation	DS Services of America, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Elimination Entries	Consolidated
Operating Activities
Net income	$17.0	$—	$24.3	$7.9	$(27.2)	$22.0
Depreciation & amortization	6.3	—	88.1	6.2	—	100.6
Amortization of financing fees	0.1	—	2.7	—	—	2.8
Share-based compensation expense	1.1	—	2.9	—	—	4.0
(Decrease) increase in deferred income taxes	(0.9)	—	1.5	(0.1)	—	0.5
Loss on disposal of property, plant & equipment	0.1	—	1.6	0.1	—	1.8
Write-off of financing fees and discount	—	—	4.0	—	—	4.0
Equity loss, net of distributions	(24.2)	—	(3.0)	—	27.2	—
Intercompany dividends	27.1	—	6.9	—	(34.0)	—
Other non-cash items	0.2	—	0.6	0.1	—	0.9
Net change in operating assets and liabilities, net of acquisition	(21.3)	—	38.6	1.0	—	18.3

Net cash provided by operating activities	5.5	—	168.2	15.2	(34.0)	154.9

Investing Activities
Acquisition, net of cash received	—	—	(11.2)	—	—	(11.2)
Additions to property, plant & equipment	(6.8)	—	(47.2)	(1.3)	—	(55.3)
Additions to intangibles and other assets	—	—	(5.9)	—	—	(5.9)
Proceeds from sale of property, plant & equipment	—	—	—	0.2	—	0.2
Proceeds from insurance recoveries	—	—	0.6	—	—	0.6

Net cash used in investing activities	(6.8)	—	(63.7)	(1.1)	—	(71.6)

Financing Activities
Payments of long-term debt	(0.1)	—	(219.9)	(0.8)	—	(220.8)
Borrowings under ABL	—	—	131.9	—	—	131.9
Payments under ABL	—	—	(82.1)	—	—	(82.1)
Distributions to non-controlling interests	—	—	—	(6.6)	—	(6.6)
Common share repurchase	(13.0)	—	—	—	—	(13.0)
Dividends paid to shareholders	(21.9)	—	—	—	—	(21.9)
Intercompany dividends	—	—	(27.1)	(6.9)	34.0	—
Financing fees	(0.1)	—	(0.7)	—	—	(0.8)

Net cash used in financing activities	(35.1)	—	(197.9)	(14.3)	34.0	(213.3)
Effect of exchange rate changes on cash	(1.9)	—	(0.3)	—	—	(2.2)

Net decrease in cash & cash equivalents	(38.3)	—	(93.7)	(0.2)	—	(132.2)

Cash & cash equivalents, beginning of period	39.8	—	133.9	5.7	—	179.4

Cash & cash equivalents, end of period	$1.5	$—	$40.2	$5.5	$—	$47.2

Condensed Consolidating Statement of Cash Flows

For the year ended December 29, 2012

(in millions of U.S. dollars)

	Cott Corporation	DS Services of America, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Elimination Entries	Consolidated
Operating Activities
Net income	$48.2	$—	$47.5	$6.3	$(49.3)	$52.7
Depreciation & amortization	6.5	—	84.9	5.9	—	97.3
Amortization of financing fees	0.2	—	3.5	—	—	3.7
Share-based compensation expense	1.1	—	3.7	0.1	—	4.9
Increase in deferred income taxes	0.4	—	3.4	—	—	3.8
Gain on bargain purchase	—	—	(0.9)	—	—	(0.9)
Loss on disposal of property, plant & equipment	—	—	1.3	0.5	—	1.8
Equity loss, net of distributions	(47.3)	—	(2.0)	—	49.3	—
Intercompany dividends	28.0	—	5.9	—	(33.9)	—
Other non-cash items	—	—	(0.4)	—	—	(0.4)
Net change in operating assets and liabilities, net of acquisition	2.9	—	8.9	(1.7)	—	10.1

Net cash provided by operating activities	40.0	—	155.8	11.1	(33.9)	173.0

Investing Activities
Acquisition, net of cash received	—	—	(9.7)	—	—	(9.7)
Additions to property, plant & equipment	(7.7)	—	(59.4)	(2.6)	—	(69.7)
Additions to intangibles and other assets	(0.6)	—	(4.6)	—	—	(5.2)
Proceeds from sale of property, plant & equipment	—	—	1.0	1.3	—	2.3
Proceeds from insurance recoveries	—	—	1.9	—	—	1.9

Net cash used in investing activities	(8.3)	—	(70.8)	(1.3)	—	(80.4)

Financing Activities
Payments of long-term debt	0.1	—	(2.9)	(0.5)	—	(3.3)
Borrowings under ABL	—	—	24.5	—	—	24.5
Payments under ABL	—	—	(24.5)	—	—	(24.5)
Distributions to non-controlling interests	—	—	—	(5.6)	—	(5.6)
Common share repurchase	(0.3)	—	—	—	—	(0.3)
Dividends paid to shareholders	(5.8)	—	—	—	—	(5.8)
Intercompany dividends	—	—	(28.0)	(5.9)	33.9	—
Financing fees	—	—	(1.2)	—	—	(1.2)

Net cash used in financing activities	(6.0)	—	(32.1)	(12.0)	33.9	(16.2)
Effect of exchange rate changes on cash	0.4	—	1.4	0.3	—	2.1

Net increase (decrease) in cash & cash equivalents	26.1	—	54.3	(1.9)	—	78.5

Cash & cash equivalents, beginning of period	13.7	—	79.6	7.6	—	100.9

Cash & cash equivalents, end of period	$39.8	$—	$133.9	$5.7	$—	$179.4

Note 25—Subsequent Event

On February 19, 2015, the Board of Directors declared a dividend of $0.06 per common share, payable in cash on March 27, 2015 to shareowners of record at the close of business on March 11, 2015.

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

(in millions of U.S. dollars)	Year ended January 3, 2015
	Balance at		Charged to	Charged to		Balance at
	Beginning	Reduction	Costs and	Other		End of
Description	of Year	in Sales	Expenses	Accounts	Deductions	Year
Reserves deducted in the balance sheet from the asset to which they apply
Allowances for losses on:
Accounts receivables	$(5.8)	$(0.5)	$(0.8)	$0.2	$0.4	$(6.5)
Inventories	(12.0)	—	(6.3)	0.2	(0.1)	(18.2)
Deferred income tax assets	(45.2)	—	29.4	—	—	(15.8)

	$(63.0)	$(0.5)	$22.3	$0.4	$0.3	$(40.5)

(in millions of U.S. dollars)	Year ended December 28, 2013
Description	Balance at Beginning of Year	Reduction in Sales	Charged to Costs and Expenses	Charged to Other Accounts	Deductions	Balance at End of Year
Reserves deducted in the balance sheet from the asset to which they apply
Allowances for losses on:
Accounts receivables	$(6.7)	$—	$0.9	$—	$—	$(5.8)
Inventories	(10.5)	—	(2.0)	0.5	—	(12.0)
Deferred income tax assets	(27.5)	—	(17.8)	0.1	—	(45.2)

	$(44.7)	$—	$(18.9)	$0.6	$—	$(63.0)

(in millions of U.S. dollars)	Year ended December 29, 2012
Description	Balance at Beginning of Year	Reduction in Sales	Charged to Costs and Expenses	Charged to Other Accounts	Deductions	Balance at End of Year
Reserves deducted in the balance sheet from the asset to which they apply
Allowances for losses on:
Accounts receivables	$(5.7)	$—	$(1.3)	$(0.1)	$0.4	$(6.7)
Inventories	(8.8)	—	(1.6)	(0.3)	0.2	(10.5)
Deferred income tax assets	(22.2)	—	(5.6)	0.3	—	(27.5)

	$(36.7)	$—	$(8.5)	$(0.1)	$0.6	$(44.7)